As filed with the Securities and Exchange Commission January 29, 2007
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

E.DIGITAL CORPORATION
(Name of small business issuer in its charter)

Delaware	33- 0591385
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

16770 West Bernardo Drive
San Diego, California 92127
(858) 304-3016
(Address and telephone number of principal executive offices and principal place of business)

William Blakeley, President
e.Digital Corporation
16770 West Bernardo Drive
San Diego, California 92127
(858) 304-3016
(Name, address and telephone number of agent for service)

Copy to:
Curt C. Barwick, Esq.
McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656
(949) 900-4400
Counsel for the Company

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Registration Fee
Common Stock, $.001 par value	22,866,666 Shares(1)	$0.1725	$3,944,500	$422
Total Due				$422

(1)  Includes the registration of (i) 7,866,666 shares of common stock issued to Fusion Capital Fund II, LLC pursuant to the terms of a January 2007 common stock purchase agreement, (ii) 15,000,000 shares of common stock issuable to Fusion Capital Fund II, LLC from time-to-time pursuant to the terms of January 2007 common stock purchase agreement and (iii) such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)  This figure is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The average of the bid and asked prices for the common stock on January 26, 2007, as reported by the OTC Bulletin Board, was $0.1725.

The registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2007

PROSPECTUS

22,866,666 Shares

E.DIGITAL CORPORATION

Common Stock

This prospectus relates to the sale of up to 22,866,666 shares of e.Digital Corporation common stock which may be offered and sold from time to time by Fusion Capital Fund II, LLC (“Fusion Capital”). Fusion Capital is sometimes referred to in this prospectus as the selling stockholder. e.Digital Corporation will not receive any of the proceeds from the sale of shares by the selling stockholder. More information is provided in the section entitled “The Selling Stockholder.”

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted in the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol “EDIG.” The closing sale price of the common stock, as reported on the National Association of Securities Dealers OTC Electronic Bulletin Board System on January 26, 2007, was $0.17 per share.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. More information is provided in the section entitled “Plan of Distribution.”

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See “Risk Factors,” Beginning on Page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January ___,  2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
FORWARD-LOOKING STATEMENTS	7
RISK FACTORS	7
USE OF PROCEEDS	13
THE FUSION TRANSACTION	13
THE SELLING STOCKHOLDER	16
PLAN OF DISTRIBUTION	17
MARKET FOR COMMON STOCK	18
DIVIDEND POLICY	18
SELECTED FINANCIAL INFORMATION AND OTHER DATA	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20
BUSINESS	32
LEGAL PROCEEDINGS	40
DESCRIPTION OF PROPERTY	40
MANAGEMENT	41
EXECUTIVE COMPENSATION	43
CERTAIN TRANSACTIONS	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
DESCRIPTION OF SECURITIES	47
LEGAL MATTERS	50
EXPERTS	50
WHERE YOU CAN GET MORE INFORMATION	50
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
INDEX TO INTERIM UNAUDITED FINANCIAL STATEMENTS	F-25

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, especially the risks of investing in our common stock discussed under the caption “Risk Factors” and our financial statements and notes thereto appearing elsewhere in this prospectus.

The Company

The following discussion contains certain forward-looking statements. Actual results could differ materially. See “Risk Factors - Important Factors Related to Forward-Looking Statements and Associated Risks.”

General

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We have innovated a proprietary secure digital video/audio technology platform (“DVAP”) that can be applied to produce complex portable electronic products. In 2003 our DVAP was applied to an in-flight entertainment (“IFE”) device, the digEplayer(TM), for one customer. Through December 31, 2006 we had produced and delivered over 9,250 digEplayers for airline use. In February 2006 we introduced a new and improved DVAP device, the eVU (TM) mobile entertainment device. We commenced initial eVU trials with target customers in the first quarter of fiscal 2007 and in the third quarter of fiscal 2007 we began shipping commercial quantities to customers.

We believe we are the leading producer of dedicated portable IFE products. Our latest model, eVU, features a rugged shell design, sharp images on a 7” high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

Our primary strategy for future quarters is to produce branded eVU devices for customer orders. eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to end users. In addition to the substantial international portable IFE market, we are focusing on U.S. and international companies in the healthcare, military, and travel and leisure industries who desire to brand and market eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs in a range of applications. In addition to offering eVUs for sale we have developed eVU solutions with a periodic payment or lease program. We employ both direct sales to customers and sales through distributors that provide marketing, logistic and/or content services to customers.

We also believe we have a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices and we are investigating monetizing our patent portfolio. We have engaged an intellectual property consultant and are consulting with outside legal firms and are evaluating the licensing potential of our patents to the cell phone, PDA/Pocket PC, portable A/V recorder, digital camera, camcorder and other portable device industries.

Our future revenue is expected to be derived from the sale and lease of DVAP products and accessories to customers, warranty and technical support services, content fees and related services. We also are experienced and available to customize DVAP products for customers with special applications. We also expect that we can obtain license revenue in the future from our flash memory patent portfolio.

Our company, then known as Norris Communications, was incorporated in the Province of British Columbia, Canada on February 11, 1988 and on November 22, 1994 changed its domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, the stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 16770 West Bernardo Drive, San Diego, California 92127 and our telephone number is (858) 304-3016. Our Internet site is located at www.edigital.com. Information contained in our Internet site is not part of this prospectus.

Recent Developments

In May 2006, we announced that a complaint had been filed against our company and certain of our officers and employees by digEcor, Inc. (“digEcor”) in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleged breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor sought, among other things, an injunction to prevent our company from selling or licensing certain digital rights management technology and “from engaging in any competition with digEcor until after 2009.” digEcor also sought “actual damages” of $793,750 and “consequential damages...not less than an additional $1,000,000.” This action was related to a purchase order we placed for this customer in the normal course of business on November 11, 2005 for 1,250 digEplayers™ with our contract manufacturer, Maycom Co., Ltd. (“Maycom”). Maycom was paid in full for the order by both e.Digital and digEcor by March 2006, but Maycom failed to timely deliver the order. We recorded an impairment charge of $603,750 in March 2006 for deposits paid to Maycom due to the uncertainty of obtaining future delivery. In October 2006 we received delivery from Maycom of the delayed 1,250-unit digEplayer order and delivered the order to digEcor. We recognized $713,750 of revenue from this order and reversed an impairment charge of $603,750 in our third fiscal 2007 quarter.
We have answered the complaint and are pursuing certain counterclaims. The case is currently in the discovery phase. In January 2007, the Court ruled on certain motions of the parties. In its ruling, the Court dismissed digEcor’s unjust enrichment, fraud, negligent misrepresentation, tortious interference and punitive damage claims. The Court further acknowledged the delivery of the 1,250-unit order and a partial settlement between the parties reducing digEcor’s claim for purchase-price or actual damages from $793,750 to $94,846 with such amount still being disputed by e.Digital. digEcor’s contract and damages claims remain in dispute, and the Court provided some interpretation of the contracts at issue in its ruling. The foregoing and other findings of the Court may be subject to appeal by either party. We believe we have substantive and multiple defenses and intend to vigorously challenge the remaining matters and pursue existing and possible additional counterclaims. Due to the uncertainties inherent in any litigation, however, there can be no assurance whether we will or will not prevail in our defense against digEcor’s remaining claims. We are also unable to determine at this time the impact this complaint and matter may have on our financial position or results of operations. We do not expect this litigation to affect our eVU business. We have an accrual of $80,000 as an estimate of our obligation related to the remaining general damage claim and we intend to seek restitution from Maycom for any damages we may incur but recovery from Maycom is not assured. Maycom is not involved in the design, tooling or production of our proprietary eVU mobile product. Moreover, we do not presently plan or expect to produce or sell digEplayer models to digEcor or other customers in the future.

Subsequent to our September 30, 2006 financial statements we improved our financial position through:

•
The conversion in the third quarter of fiscal 2007 of the $1,300,000 balance of our 12% Subordinated Promissory Notes due December 31, 2006 into 16,250,000 shares of common stock. One director converted $50,000 of the Subordinated Notes into 625,000 shares. At December 31, 2006 no such notes remained outstanding.

•
The exchange on December 12, 2006 of two short-term 15% Unsecured Promissory Notes due December 31, 2006 with Davric Corporation for (i) a new 7.5% Convertible Subordinated Term Note, with principal and interest payable monthly, in the principal amount of $970,752 due November 30, 2009 and (ii) 500,000 shares of common stock representing consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes due December 31, 2006 were cancelled.

•
Delivery of the delayed 1,250 unit digEplayer order resulting in $713,750 of revenue through the reduction of $713,750 in our customer deposit obligations and reversal of a $603,750 impairment charge recorded in March 2006.

•
On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. We have sold $500,000 of common stock to Fusion Capital in connection with this transaction. See “The Fusion Transaction.”

The Offering

Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 22,866,666 shares of our common stock hereto. On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.5 million from time to time over a 25 month period. We have sold 4,166,666 shares of common stock to Fusion Capital under the agreement at a purchase price of $0.12 per share for total proceeds of $500,000. Under the terms of the common stock purchase agreement, Fusion Capital has received a commitment fee consisting of 3,500,000 shares and an expense reimbursement of 200,000 shares of our common stock. We have authorized up to 19,166,666 shares of our common stock for sale to Fusion Capital under the agreement. As of January 26, 2007, there were 243,142,328 shares outstanding (239,480,328 shares held by non-affiliates) excluding the 15,000,000 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 19,166,666 shares offered hereby were issued and outstanding as of the date hereof, the 19,166,666 shares would represent 7.4% of the total common stock outstanding or 7.5% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the agreement.

We do not have the right to make any additional sales of our shares to Fusion Capital until the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part of. After the Securities and Exchange Commission has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $80,000 and $1.0 million depending on certain conditions.

After the Securities and Exchange Commission declares the Registration Statement effective, we have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.08. The agreement may be terminated by us at any time at our discretion without any cost to us.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

RISK FACTORS

An investment in the shares being offered hereby involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the risks described below. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Financial Risks

We Have a History of Losses and May Incur Future Losses. We have incurred significant operating losses in prior fiscal years and as of the fiscal year ended and March 31, 2006 we had an accumulated deficit of $77.2 million. We had losses of approximately $3.1 million, $2.4 million and $2.5 million in fiscal years 2006, 2005 and 2004, respectively. To date, we have not achieved profitability and given the level of operating expenditures and the uncertainty of revenues and margins, we will continue to incur losses and negative cash flows in future periods. The failure to obtain sufficient revenues and margins to support operating expenses could harm our business.

Unless We Obtain Adequate Financing and Increase Our Revenues We May Be Unable to Continue as a Going Concern. We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affected our results of operations and cash flows. Our company has suffered recurring losses from operations. This factor, in combination with (i) reliance upon debt and new equity financing to fund the continuing, losses from operations and cash flow deficits, (ii) material net losses and cash flow deficits from operations during fiscal year 2007, fiscal year 2006 and in prior years and (iii) the possibility that we may be unable to meet our debts as they come due, raise substantial doubt about our ability to continue as a going concern. Our company’s ability to continue as a going concern is dependent upon our ability to obtain adequate financing and achieve a level of revenues, adequate to support our capital and operating requirements, as to which no assurance can be given. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence. Our auditors have included in their report an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern.

We Need to Obtain Additional Financing to Continue Operating our Business. We had an operating cash flow deficit of $1.321,568 for the six months ended September 30, 2006 and an operating cash flow deficit of $2,327,130 for the year ended March 31, 2006. We believe that cash on hand and proceeds from existing development and production contracts and product sales, are not sufficient to meet cash requirements for the next twelve months. We anticipate the need to raise additional funds to:

•	Finance working capital requirements

•	Pay for increased operating expenses or shortfalls in anticipated revenues

•	Fund increases in research and development costs

•	Develop new technology, products or services

•	Respond to competitive pressures

•	Support strategic and industry relationships

•	Fund the production and marketing of our products and services

We cannot guarantee that the agreement with Fusion Capital will be sufficient or available to fund our ongoing operations. We only have the right to receive $80,000 every four business days under the agreement with Fusion Capital unless our stock price equals or exceeds $0.10, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.08. We registered 19,166,666 shares for sale by Fusion Capital from time to time pursuant to this prospectus. We have sold 4,166,666 shares to Fusion capital for proceeds of $500,000. Accordingly, the selling price of our common stock that may yet be sold to Fusion Capital will have to average at least $0.53 per share for us to receive the maximum proceeds of $8.5 million. Assuming a purchase price of $0.17 per share (the closing sale price of the common stock on January 26, 2007) and the purchase by Fusion Capital of the full 19,166,666 shares under the common stock purchase agreement, proceeds to us would only be $3,050,000, including the $500,000 already sold to Fusion Capital.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products or services or the licensing of our intellectual property. Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.08. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to raise additional funds through the sale of our products or services or the licensing of our intellectual property, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $8.5 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans.

We cannot assure you that such additional financing will be available on terms favorable to us, or at all. If adequate funds are not available to us then we may not be able to continue operations or take advantage of opportunities. If we raise additional funds through the sale of equity, including common stock, the percentage ownership of our stockholders will be reduced.

We do not Anticipate Paying Dividends. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. An investment in our common stock, therefore, may be more suitable for an investor that is seeking capital appreciation rather than current yield and, as a consequence, may be more speculative. Accordingly, investors should not purchase our common stock with an expectation of receiving regular dividends.

We Expect Our Operating Results to Fluctuate Significantly - Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

•	Unpredictable demand and pricing for our contract development services

•	Market acceptance of our business customers’ products by end users

•	Uncertainties with respect to future customer product orders, their timing and the margins to be received, if any

•	Fluctuations in operating costs

•	Changes in research and development costs

•	Changes in general economic conditions

•	Changes in technology

•	Short product lifecycles

We May Experience Product Delays, Cost Overruns and Errors Which Could Adversely Affect our Operating Performance and Ability to Remain Competitive. We have experienced development delays and cost overruns associated with contract development services in the past. We may experience additional delays and cost overruns on current projects or future projects. Future delays and cost overruns could adversely affect our financial results and could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our technology, the results of our contract services and the products produced for our customers could contain errors that could cause delays, order cancellations, contract terminations, adverse publicity, reduced market acceptance of products, or lawsuits by our customers or others who have acquired our products, including customers branded products.
Risks Related to Sales, Marketing and Competition

We May Be Unable to Successfully Compete in the Electronic Products Market Which is Highly Competitive and Subject to Rapid Technological Change. We compete in the market for electronics products which is intensely competitive and subject to rapid technological change. The market is also impacted by evolving industry standards, rapid price changes and rapid product obsolescence. Our competitors include a number of large foreign companies with U.S. operations and a number of domestic companies, many of which have substantially greater financial, marketing, personnel and other resources. Our current competitors or new market entrants could introduce new or enhanced technologies or products with features that render the company’s technology or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to maintain our capabilities in connection with upgrading products and quality control procedures and to adapt to technological changes and advances in the industry. Competition could result in price reductions, reduced margins, and loss of contracts, any of which could harm our business. There can be no assurance that we will be able to keep pace with the technological demands of the marketplace or successfully enhance our products or develop new products that are compatible with the products of the electronics industry.

We Rely on a Limited Number of Customers for Revenue. Historically, a substantial portion of our revenues has been derived primarily from a limited number of customers. One customer, digEcor, accounted for approximately 94% of revenues for the year ended March 31, 2006. The failure to receive orders for and produce products or a decline in the economic prospects of our customers or the products we may produce for sale may have a material adverse effect on our operations. In May 2006, the company and certain of its officers were sued by digEcor. We are unable to determine at this time the impact this litigation and matter may have on our financial position or results of operations. See “Prospectus Summary - Recent Developments.

If We Are Unsuccessful in Achieving Market Acceptance of Our Products, It Could Harm Our Business. Sales and marketing strategy contemplates sales of developed products to the electronics and computer software market by our customers. The failure of our customers to penetrate their projected markets would have a material adverse effect upon our operations and prospects. Market acceptance of our products and those of our customers will depend in part upon our ability to demonstrate and maintain the advantages of our technology over competing products.

We Have Limited Marketing Capabilities and Resources Which Makes It Difficult For Us to Create Awareness of and Demand for Our Products and Technology. We have limited marketing capabilities and resources and are primarily dependent upon in-house executives for the marketing of our products, as well as our licensing business. Selling products and attracting new business customers requires ongoing marketing and sales efforts and expenditure of funds to create awareness of and demand for our technology. We cannot assure that our marketing efforts will be successful or result in future development contracts or other revenues.

The Success of Our Business Depends on Emerging Markets and New Products.  In order for demand for our technology, services and products to grow, the markets for portable digital devices, such as digital recorders and digital video/music players and other portable consumer devices, must develop and grow. If sales for these products do not grow, our revenues could decline. To remain competitive, we intend to develop new applications for our technology and develop new technology and products. If new applications or target markets fail to develop, or if our technology, services and products are not accepted by the market, our business, financial condition and results of operations could suffer.

Development of New or Improved Products, Processes or Technologies May Render Our Technology Obsolete and Hurt Our Business. The electronics, contract manufacturing and computer software markets are characterized by extensive research and development and rapid technological change resulting in very short product life cycles. Development of new or improved products, processes or technologies may render our technology and developed products obsolete or less competitive. We will be required to devote substantial efforts and financial resources to enhance our existing products and methods of manufacture and to develop new products and methods. There can be no assurance we will succeed with these efforts. Moreover, there can be no assurance that other products will not be developed which may render our technology and products obsolete.

Risks Related to Operations

We Depend On a Limited Number of Contract Manufacturers and Suppliers and Our Business Will Be Harmed By Any Interruption of Supply or Failure of Performance. We rely on two suppliers for manufacturing our in-flight entertainment, eVU and MedeViewer products. We depend on our contract manufacturer to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, our business, financial condition and operating results may be materially and adversely affected. Any failure in performance by our manufacturer for any reason could have a material adverse affect on our business. Production and pricing by such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. We have no supply agreements with component suppliers and, accordingly, we are dependent on the future ability of our manufacturer to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect our ability to deliver products on a timely and competitive basis in the future. See “Prospectus Summary - Recent Developments.”

If We Lose Key Personnel or Are Unable to Attract and Retain Additional Highly Skilled Personnel Required For the Expansion of Our Activities Our Business Will Suffer. Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our strategy. The loss of the services of any of our senior level management, or certain other key employees, may harm our business. Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Because Some of Our Management are Part-Time and Have Certain Conflicts of Interest, Our Business Could Be Harmed. Our Vice President, Robert Putnam, is also investor relations of American Technology Corporation. As a result of his involvement with American Technology Corporation, Mr. Putnam has in the past, and is expected in the future to devote a substantial portion of his time to other endeavors and only part-time services to e.Digital. Certain conflicts of interest now exist and will continue to exist between e.Digital and Mr. Putnam due to the fact that he has other employment or business interests to which he devotes some attention and he is expected to continue to do so. It is conceivable that the respective areas of interest of e.Digital and American Technology Corporation could overlap or conflict.

Risks Related to Intellectual Property and Government Regulation

Failing to Protect Our Proprietary Rights to Our Technology Could Harm Our Ability to Compete, as well as Our Results of Our Operations. Our success and ability to compete substantially depends on our internally developed software, technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. Patent applications or trademark registrations may not be approved. Even when they are approved, our patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third-party owners, which may not be possible on commercially reasonable terms or at all. We generally enter into confidentiality or license agreements with our employees, consultants and strategic and industry partners, and generally control access to and distribution of our software, technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We have licensed, and we may license in the future, certain proprietary rights to third parties. While we attempt to ensure that our business partners maintain the quality of our brand, they may take actions that could impair the value of our proprietary rights or our reputation. In addition, these business partners may not take the same steps we have taken to prevent misappropriation of our solutions or technologies.

We May Face Intellectual Property Infringement Claims That May Be Difficult to Defend and Costly to Resolve, Which Could Harm Our Business. Although we do not believe we infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could harm our business. In addition, we are obligated under certain agreements to indemnify the other party for claims that we infringe on the proprietary rights of third parties. If we are required to indemnify parties under these agreements, our business could be harmed. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to this intellectual property. We may not be able to obtain licenses on commercially reasonable terms, or at all. The failure to obtain the necessary licenses or other rights may harm our business.

Risks Related to Government Regulation, Content and Intellectual Property Government Regulation May Subject Us to Liability and Require Us to Change the Way We Do Business. Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy law, copyright law, proposed encryption laws, content regulation and import/export regulations. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

Failure to Achieve and Maintain Effective Internal Controls in accordance with Section 404 of the Sarbanes-Oxley Act Could Have a Material Adverse Effect On Our Business. As a public company, we will be required to document and test our internal financial control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors that both addresses management’s assessments and provides for the independent auditor’s assessment of the effectiveness of our internal controls. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404, and we may also identify inaccuracies or deficiencies in our financial reporting that could require revisions to or restatement of prior period results. Testing and maintaining internal controls also will involve significant costs and can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404, and our independent auditors may not be able or willing to issue a favorable assessment of our conclusions. Failure to achieve and maintain an effective internal control environment could harm our operating results and could cause us to fail to meet our reporting obligations and could require that we restate our financial statements for prior periods, any of which could cause investors to lose confidence in our reported financial information and cause a decline, which could be material, in the trading price of our common stock.

Risks Related to Trading in Our Common Stock

The Sale of our Common Stock to Fusion Capital May Cause Dilution and the Sale of the Shares of Common Stock Acquired by Fusion Capital Could Cause the Price of our Common Stock to Decline. In connection with entering into the common stock purchase agreement, we authorized the sale to Fusion Capital of up to 19,166,666 shares of our common stock. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All of the 19,166,666 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all, some or none of the 15,000,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the common stock purchase agreement may be terminated by us at any time at our discretion without any cost to us.

Investing in a Technology Stock (Such as Ours) May Involve Greater Risk Than Other Investments Due to Market Conditions, Stock Price Volatility and Other Factors. The trading price of our common stock has been subject to significant fluctuations to date, and will likely be subject to wide fluctuations in the future due to:

•	Quarter-to-quarter variations in operating results

•	Announcements of technological innovations by us, our customers or competitors

•	New products or significant design achievements by us or our competitors

•	General conditions in the markets for the our products or in the electronics industry

•	The price and availability of products and components

•	Changes in operating factors including delays of shipments, orders or cancellations

•	General financial market conditions

•	Market conditions for technology stocks

•	Litigation or changes in operating results or estimates by analysts or others

•	Or other events or factors

In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

We do not endorse and accept any responsibility for the estimates or recommendations issued by stock research analysts or others from time to time or comments on any electronic chat boards. The public stock markets in general, and technology stocks in particular, have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many high technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock in the future.

Low-Price Stocks and Stocks Traded on the OTC Electronic Bulletin Board are Subject to Special Regulations and may have Increased Risk. Our shares of common stock are traded on the OTC Electronic Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. (“NASD”). Securities traded on the OTC Electronic Bulletin Board are, for the most part, thinly traded and are subject to special regulations not imposed on securities listed or traded on the NASDAQ system or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Sales of substantial amounts of our outstanding common stock in the public market could materially adversely affect the market price of our common stock. To date, the price of our common stock has been extremely volatile with the sale price fluctuating from a low of $0.07 to a high of $0.22 in the last twelve months. In addition, our common stock is subject to Rules 15g-1-15g-6 promulgated under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may affect the ability of investors to sell their securities in the secondary market. The Securities and Exchange Commission has also adopted regulations which define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock in the account and information on the limited market in penny stocks.

Important Factors Related to Forward-Looking Statements and Associated Risks. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include our plans and objectives of management for future operations, including plans and objectives relating to the products and our future economic performance. The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that we will design, manufacture, market and ship new products on a timely basis, that competitive conditions within the computer and electronic markets will not change materially or adversely, that the computer and electronic markets will continue to experience growth, that demand for the our products will increase, that we will obtain and/or retain existing development partners and key management personnel, that future inventory risks due to shifts in market demand will be minimized, that our forecasts will accurately anticipate market demand and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, our business and operations are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause our net sales or net income (or loss), or our growth in net sales or net income (or loss), to differ materially from prior results. Growth in absolute amounts of costs of sales and selling and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $8.5 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds that we have or will receive from Fusion Capital under the common stock purchase agreement will be used for working capital and general corporate purposes.

THE FUSION TRANSACTION

General

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.5 million from time to time over a 25 month period. Under the common stock purchase agreement, we have sold to Fusion Capital 4,166,666 shares of our common stock to Fusion Capital at a price of $0.12 per share for total proceeds to us of $500,000. Fusion Capital has received a commitment fee consisting of 3,500,000 shares of our common stock. We have authorized up to 19,166,666 shares of our common stock for sale to Fusion Capital from time to time under the common stock purchase agreement. As of January 26, 2007, there were 243,142,328 shares outstanding (239,480,328 shares held by non-affiliates) excluding the 15,000,000 shares offered by Fusion Capital pursuant to this prospectus which it has not yet purchased from us. If all of such 19,166,666 shares offered hereby were issued and outstanding as of the date hereof, the 19,166,666 shares would represent 7.4% of the total common stock outstanding or 7.5% of the non-affiliates shares outstanding as of the date hereof. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

We do not have the right to commence any additional sales of our shares to Fusion Capital under the common stock purchase agreement until the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part of. After the Securities and Exchange Commission has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $80,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.08. The common stock purchase agreement may be terminated by us at any time at our discretion without any cost to us.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $80,000 of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three lowest closing sale prices of our common stock during the 12 consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner then every four business days.

Our Right to Increase the Amount to be Purchased

In addition to purchases of up to $80,000 from time to time, we also may from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $100,000, provided that our share price is not below $0.10 during the three business days prior to and on the purchase date. We may increase this amount to up to $250,000 if our share price is not below $0.20 during the three business days prior to and on the purchase date. This amount also may be increased to up to $500,000 if our share price is not below $0.40 during the three business days prior to and on the purchase date. This amount also may be increased to up to $1.0 million if our share price is not below $0.80 during the three business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least three business days must have passed since the most recent large purchase was completed. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the lowest purchase price (as described above) during the previous ten business days prior to the purchase date.

Minimum Purchase Price

Under the common stock purchase agreement, we have set a minimum purchase price (“floor price”) of $0.08. However, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.08.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to our company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive business days;

•
the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent’s failure for five business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

•
any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Commitment Shares Issued to Fusion Capital

Under the terms of the common stock purchase agreement, Fusion Capital has received a commitment fee consisting of 3,500,000 shares of our common stock. Generally, unless an event of default occurs, Fusion Capital must own at least 3,500,000 shares of our common stock until 25 months from the date of the agreement or until the agreement is terminated.

Effect of Performance of the Common Stock Purchase Agreement on Our Stockholders

All 22,866,666 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Fusion Capital has purchased 4,166,666 shares of our common stock and may ultimately purchase all, some or none of the 15,000,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the common stock purchase agreement, we authorized the sale to Fusion Capital of up to 19,166,666 shares of our common stock. We have sold 4,166,666 shares of our common stock to Fusion Capital under the common stock purchase agreement for proceeds of $500,000. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of additional shares purchased by Fusion Capital under the agreement. The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of up to 15,000,000 shares that may be sold to Fusion capital from time to time at varying purchase prices together with the $500,000 already received from the sale of 4,166,666 shares under the common stock purchase agreement:

Assumed Average Purchase Price	Number of Additional Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital Under the Common Stock Purchase Agreement
$0.08	15,000,000	7.4%	$1,700,000
$0.10	15,000,000	7.4%	$2,000,000
$0.17(2)	15,000,000	7.4%	$3,050,000
$.25	15,000,000	7.4%	$4,250,000
$0.50	15,000,000	7.4%	$8,000,000
$0.75	10,666,666	5.8%	8,500,000

1
Based on 243,142,328 shares outstanding as of January 26, 2007. Includes the 7,866,666 shares acquired by Fusion Capital under the agreement and the number of shares issuable under the agreement at the corresponding assumed purchase price set forth in the adjacent column.

2	Closing sale price of our shares on January 26, 2007.

THE SELLING STOCKHOLDER

The following table sets forth the selling stockholder, and the number of shares of common stock owned beneficially by them as of January 26, 2007 which may be offered pursuant to this prospectus. This information is based upon information provided to us by the selling stockholder. Because the selling stockholder may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. The term “selling stockholder” includes the stockholder listed below and its transferees, pledgees, donees or other successors. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us during the past three years.

Selling stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC (1) (2)	7,866,666	3.2%	22,866,666	0%

1
As of the date hereof, 7,866,666 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 15,000,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 243,142,328 shares of common stock outstanding as of January 26, 2007, together with such additional 15,000,000 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof.

2
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an “underwriter” within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder , broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.

MARKET FOR COMMON STOCK

Our common stock trades in the over-the-counter market on the OTC Electronic Bulletin Board. The following table sets forth, for the periods indicated, the high and low closing bid prices for our common stock, as reported by the National Quotation Bureau, for the quarters presented. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns, and commissions.

	High	Low
Fiscal year ended March 31, 2005
First quarter	$0.32	$0.22
Second quarter	$0.27	$0.16
Third quarter	$0.43	$0.19
Fourth quarter	$0.34	$0.18

Fiscal year ended March 31, 2006
First quarter	$0.22	$0.15
Second quarter	$0.16	$0.10
Third quarter	$0.11	$0.07
Fourth quarter	$0.17	$0.07

Fiscal year ended March 31, 2007
First quarter	$0.16	$0.09
Second quarter	$0.21	$0.12
Third quarter	$0.20	$0.15

At December 31, 2006 there were 235,275,662 shares of common stock outstanding and approximately 2,880 stockholders of record.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so. We intend to retain any future earnings to support the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, cash requirements, plans for expansion, contractual restrictions, if any, and other factors deemed relevant by the board of directors.

SELECTED FINANCIAL INFORMATION AND OTHER DATA

Selected Consolidated Financial Information

The following table sets forth selected consolidated financial information for the five years ended March 31, 2006. This financial information is derived from, and should be read in conjunction with, the more detailed audited consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See “Financial Statements.”

Selected Consolidated Financial Data
(In thousands, expect per share data)

Statement of Operations Data	2006	2005	2004	2003	2002
Revenues	$3,250	$4,252	$3,418	$2,597	$2,417
Gross profit (loss)	114	997	689	(900)	(561)
Operating loss	(2,541)	(2,035)	(2,328)	(5,841)	(5,855)
Loss for the year	(3,107)	(2,417)	(2,516)	(6,666)	(5,793)
Loss attributable to common stockholders	(5,268)	(3,743)	(3,468)	(6,727)	(5,819)
Basic earnings per common share (1)	($0.03)	$(0.02)	$(0.02)	$(0.05)	$(0.04)
Weighted average number of common and
common equivalent shares outstanding	177,472	165,525	155,100	140,065	130,783

(1)	For information pertaining to the calculation of basic earnings (loss) per common shares, see Note 2 to the Consolidated Financial Statements elsewhere in this report.

Balance Sheet Data	2006	2005	2004	2003	2002
Total current assets	$1,093	$1,847	$538	$715	$2,213
Total current liabilities	3,610	3,337	1,634	2,021	4,757
Total assets	1,156	1,973	696	895	2,744
Long-term debt, less current maturities	-	897	836	637	-
Series D preferred stock	960	1,150	1,450	2,050	-
Series E preferred stock	-	-	862	-	-
Series EE preferred stock	250	1,250	-	-	-
Stockholders’ equity (deficit)	(2,454)	(2,261)	(1,774)	(1,874)	(2,014)

Selected Quarterly Financial Information

The following table sets forth unaudited income statement data for each of our last eight quarters. This unaudited quarterly financial information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and reflects all adjustments (consisting of normal recurring entries) which e.Digital Corporation considers necessary for a fair presentation of the information presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	6/30/2004	9/30/2004	12/31/2004	3/31/2005	FYE 2005
Revenues	$93,164	$2,028,485	$1,418,928	$711,810	$4,252,387
Gross Profit	68,639	367,037	438,236	123,323	997,235
Loss for the period	(735,482)	(511,404)	(464,558)	(705,370)	(2,416,813)
Operating Loss	(704,517)	(393,875)	(348,452)	(588,778)	(2,035,622)
Loss attributable to common	(782,153)	(547,587)	(997,232)	(1,416,040)	(3,743,012)
Basic earnings per common share	$(0.00)	$(0.00)	$(0.01)	$(0.02)	$(0.02)
Weighted average shares outstanding	162,439,108	154,882,753	165,923,241	165,525,386	165,525,386

	6/30/2005	9/30/2005	12/31/2005	3/31/2006	FYE 2006
Revenues	$998,209	$1,990,139	$114,696	$147,447	$3,250,491
Gross Profit (Loss)	170,692	411,881	9,146	(477,748)	$113,971
Loss for the period	(647,276)	(382,625)	(656,486)	(1,420,294)	($3,106,681)
Operating Loss	(529,873)	(273,183)	(514,594)	(1,223,806)	($2,541,456)
Loss attributable to common	(690,376)	(425,210)	(699,072)	(3,453,669)	($5,268,327)
Basic earnings per common share	$(0.00)	$(0.00)	$(0.00)	$(0.02)	$(0.03)
Weighted average shares outstanding	175,208,630	175,260,786	175,260,876	184,440,251	177,472,037

	6/30/2006	9/30/2006	Year to date
Revenues	$21,105	$13,017	$34,122
Gross Profit	4,493	419	4,912
Loss for the period	(1,123,576)	(1,605,462)	(2,729,038)
Operating Loss	(683,685)	(878,706)	(1,562,391)
Loss attributable to common	(1,157,284)	(1,638,388)	(2,795,672)
Basic earnings per common share	$(0.01)	$(0.01)	$(0.01)
Weighted average shares outstanding	200,431,000	205,997,409	203,379,113

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto and includes forward-looking statements with respect to the company’s future financial performance. Actual results may differ materially from those currently anticipated and from historical results depending upon a variety of factors, including those described elsewhere in this Prospectus and under the sub-heading, “Risk Factors - Important Factors Related to Forward-Looking Statements and Associated Risks.”

General

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We have innovated a proprietary secure digital video/audio technology platform (“DVAP”) that can be applied to produce complex portable electronic products. In 2003 our DVAP was applied to an in-flight entertainment (“IFE”) device, the digEplayer(TM), for one customer. Through December 31, 2006 we had delivered over 9,250 digEplayers for airline use. In February 2006 we introduced a new and improved DVAP device, the eVU (TM) mobile entertainment device. We commenced initial eVU trials with target customers in the first quarter of fiscal 2007 and in the third quarter of fiscal 2007 we began shipping commercial quantities to customers.

Our strategy is to market our eVU products and services to a growing base of U.S. and international companies in the airline, healthcare, military, and other travel and leisure industries who desire to market eVU to consumers at their facilities. We employ both direct sales to customers and sales through value added distributors (VARs) that provide marketing, logistic and/or content services to customers.

We also believe we have a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices and we are investigating monetizing our patent portfolio. We have engaged an intellectual property consultant and are consulting with outside legal firms and are evaluating the licensing potential of our patents to the cell phone, PDA/Pocket PC, portable A/V recorder, digital camera, camcorder and other portable device industries.

Our future revenue is expected to be derived from the sale or lease of DVAP products and accessories to customers, warranty and technical support services and content fees and related services. We also are experienced and available to customize DVAP products for customers with special applications. We also expect that we can obtain license revenue in the future from our flash memory patent portfolio.

Our business and technology is high risk in nature. There can be no assurance we can successfully introduce the eVU to market or produce future revenues from existing or new products or services. We continue to be subject to the risks normally associated with any new business activity, including unforeseeable expenses, delays and complications. Accordingly, there is no guarantee that we can or will report operating profits in the future.

Overall Performance

We have experienced substantial reduction in cash, projected revenues and increased costs that adversely affect our current results of operations and liquidity. We incurred significant operating losses and negative cash flow in each of the last three fiscal years and these losses have been material. We incurred an operating loss of $2.5 million, $2.0 million and $2.3 million in fiscal year 2006, 2005 and 2004, respectively, and have an accumulated deficit of $79,919,438 at September 30, 2006. At September 30, 2006, we had a working capital deficit of $3,768,107.

Our operating plans require additional funds which may take the form of debt or equity financings. There can be no assurance that any additional funds will be available to our company on satisfactory terms and conditions, if at all. Our company’s ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and, if necessary, obtaining additional financing.

Management of our company has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to business customers and markets; (c) converting debt to equity and extending the maturity date of short-tem debt and (c) raising, if necessary, additional capital and/or obtaining third party financing.

For the six months ended September 30, 2006:

•
Our revenues were $34,122. Sales to two customers accounted for 76% and 16% of our revenues and our results have been highly dependent on the timing and quantity of eVU orders by this customer and the potential of other airline customers. At September 30, 2006 we had approximately $0.8 million of orders in production for this customer but delivery by our contractor was behind schedule and acceptance is not assured (See “Prospectus Summary - Recent Developments.). Although we expect growing orders for eVU players in future quarters we do not expect future digEplayer orders as our prior customer announced it has selected an alternative replacement product. The failure to obtain eVU orders or delays of future orders could have a material impact on our operations.

•
We recorded a gross profit of $4,912 compared to a gross profit of $582,573 for the six months of 2006. Gross profit decreased due to the decrease in product being completed and shipped and the digEcor litigation that has hindered the closing of the volume eVU orders. We anticipate improved margins once product is in full production with our contract manufacturer.

•
Operating expenses were $1.6 million, an increase from $1.4 million for the first six months of 2006 consisting primarily from the adoption of SFAS 123R in which the company recognized approximately $105,000 as stock-based compensation expense and approximately $101,000 for preproduction costs incurred in the development of the eVU product.

•
Other income and expenses were a net expense of $1.2 million consisting primarily of non-cash interest of $0.8 million related to amortization of warrants issued with debt and $0.2 million as warrant inducement expense.

•	Our net loss increased to $ 2.8 million from $1.1 million for the prior six months ended September 30, 2005.

Subsequent to September 30, 2006 we improved our financial position through:

•
The conversion in the third quarter of fiscal 2007 of the $1,300,000 balance of our 12% Subordinated Promissory Notes due December 31, 2006 into 16,250,000 shares of common stock. One director converted $50,000 of the Subordinated Notes into 625,000 shares. At December 31, 2006 no such notes remained outstanding.

•
The exchange on December 12, 2006 of two short-term 15% Unsecured Promissory Notes due December 31, 2006 with Davric Corporation for (i) a new 7.5% Convertible Subordinated Term Note, with principal and interest payable monthly, in the principal amount of $970,752 due November 30, 2009 and (ii) 500,000 shares of common stock representing consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes due December 31, 2006 were cancelled.

•
Delivery of a delayed 1,250 unit digEplayer order resulting in $713,750 of revenue through the reduction of $713,750 in our customer deposit obligations and reversal of a $603,750 impairment charge recorded in March 2006.

•
On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. We have sold $500,000 of our common stock to Fusion Capital in connection with this transaction.

Our monthly cash operating costs have been on average approximately $220,000 per month for the period ending September 30, 2006. However, we may increase expenditure levels in future periods to support and expand our revenue opportunities and continue advanced product and technology research and development. The introduction of the eVU will also require additional expenditures, the amount and timing not currently estimable by management. Accordingly, our losses are expected to continue until such time as we are able to realize revenues and margins sufficient to cover our costs of operations. We may also face unanticipated technical or manufacturing obstacles and face warranty and other risks in our business. See “Risk Factors.”

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to product returns, bad debts, inventory valuation, intangible assets, financing operations, warranty obligations, estimated costs to complete research contracts and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

We recognize license revenue and product revenue upon shipment of a product to the customer, FOB destination or FOB shipping point depending on the specific contract term, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and there are no resulting obligations. Research and development contract revenues on short-term projects or service revenue is recognized once the services or product has been delivered, the fee is fixed and determinable, collection of the resulting receivable is probable and there are no resulting obligations. If all of the service or product has been delivered and there is one element that is perfunctory to the services or product that has not been delivered, revenue will be recognized evenly over the remaining term of the undelivered element. Research and development contract revenue on long-term projects is recognized on the percentage of completion method. Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned. If the costs we incur on a contract are expected to exceed the anticipated revenue we will record the loss in the period in which the facts that give rise to the revision becomes known.

We record estimated reductions to revenue for anticipated product returns, discounts offered to our customers and volume-based incentives. If market conditions were to decline, we may take actions to increase the discounts offered for future sales which will result in an incremental reduction of revenue at the time the discounts are offered.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We also review deposits with manufacturers and others for impairment and at March 31, 2006 considered $604,000 of deposits as impaired and recorded a corresponding expense.

We value derivative instruments in accordance with the interpretative guidance of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and associated pronouncements relate to the classification and measurement of warrants and instruments with embedded conversion features. We must make certain assumptions and estimates to value our derivative liabilities. Factors affecting these liabilities and values include changes in our stock price and other assumptions.

We have provided a full valuation reserve related to our substantial deferred tax assets. In the future, if sufficient evidence of our ability to generate sufficient future taxable income in certain tax jurisdictions becomes apparent, we may be required to reduce our valuation allowances, resulting in income tax benefits in our consolidated statement of operations. We evaluate the realizability of the deferred tax assets and assess the need for valuation allowance quarterly. The utilization of the net operating loss carryforwards could be substantially limited due to restrictions imposed under federal and state laws upon a change in ownership.

Under our bylaws, we have agreed to indemnify our officers and directors for certain events. We also enter into certain indemnification agreements in the normal course of our business. We have no liabilities recorded for such indemnities.

We are currently involved in certain legal proceedings. For any legal proceedings we are involved in, we estimate the range of liability relating to pending litigation, where the amount and range of loss can be estimated. We record our best estimate of a loss when a loss is considered probable. As additional information becomes available, we assess the potential liability related to pending litigation and will revise estimates. At March 31, 2006 we had no litigation loss accrual however we considered $603,750 of deposits to a contract manufacturer as impaired and recorded additional cost of revenue expense related thereto.

We do not have off-balance sheet transactions, arrangements or obligations. Inflation has not had any significant impact on our business.

YEAR ENDED MARCH 31, 2006, 2005 AND 2004

Results of Operations

Revenues:

The following table sets forth selected data from the statement of operations for e.Digital Corporation for the fiscal year ended March 31, 2004, 2005 and 2006, respectively.

	2004	2005	2006	2004 to 2005 variance in $’s	2004 to 2005 variance in %’s	2005 to 2006 variance in $’s	2005 to 2006 variance in %’s
	(in thousands, except percentages)
Net revenue	$3,418	$4,252	$3,250	$834	24%	($1,002)	(24%)
Cost of goods sold	$2,728	$3,255	$3,137	$527	19%	($118)	(4%)

Total Revenues: For the year ended March 31, 2006, we reported total revenue of $3.3 million, a 24% decrease from total revenues of $4.3 million for the comparable year. Product revenue for the year ended March 31, 2006 was $3.2 million, a decrease of 21% from product revenues of $4.0 million for the comparable year. The decrease in product revenue in fiscal year 2006 relates to the delay in production of a 1250 unit digEplayer order. We have $603,750 as a prepayment to a manufacturer for an order of units to be shipped at a time yet to be determined. Based on current conditions of this manufacturer and this order and the potential that the manufacturer will not fulfill its obligation, we have recorded an impairment against the prepayment as additional cost of revenue.

For the year ended March 31, 2005, we reported total revenue of $4.3 million, a 24% increase from total revenues of $3.4 million for fiscal 2004. Product revenue for the year ended March 31, 2005 was $4.0 million, an increase of 49% from product revenues of $2.7 million for fiscal 2004. The increase in product revenues in fiscal year 2005 resulted from the increase in airline orders for the digEplayer through digEcor (APS/Wencor) customers

Service Revenue: Our development arrangements are designed to produce limited current revenues while creating proprietary products to be sold to customers or to be produced under long-term license or royalty arrangements. Service revenues for the year ended March 31, 2006 decreased by 70% to $76,000 from $250,000 for the comparable year. The decrease resulted primarily from our not obtaining additional service contracts or payments on existing agreements.

Service revenues were $250,000 and $731,000 for the fiscal years 2005 and 2004 respectively. The decrease of 66% in service revenues was primarily attributed to the fulfillment of OEM contracts. We had recorded for nonrecurring engineering (“NRE”) contracts (contracts involving the payment of one-time engineering fees in association with a particular project an aggregate of unearned revenue $20,000 and $176,000 at March 31, 2006 and 2005 respectively.

Cost of Revenues:

Gross Margin: For the year ended March 31, 2006, we reported a $114,000 or 14% gross profit as compared to a 23% gross profit for the comparable year. For fiscal year 2006, costs of revenues consisted of $2.6 million of product costs and $5,000 of contract service cost consisting primarily from the engineering expenses recognized and being funded in part by our customers. Cost of revenues also included a $603,750 impairment charge for deposits made to a contract manufacturer that may not be recoverable offset by a $115,139 reduction of previous supplier accruals no longer deemed payable for a net of $488,611 that was charged in the last fiscal quarter.

	2004	2005	2006	2004 to 2005 variance in $’s	2004 to 2005 variance in %’s	2005 to 2006 variance in $’s	2005 to 2006 variance in %’s
	(in thousands, except percentages)
Gross profit	$689	$997	$114	$308	45%	($883)	(89%)
Gross margin	20%	23%	4%		3%		(19%)

For the year ended March 31, 2005 we reported a $997,000 or 23% gross profit as compared to a gross profit of $689,000 for the year ended March 31, 2004. The increase in the gross profit percentage is due to improved margins on products delivered to customers and termination of our low or negative margin on e.Digital branded products. Gross profit percentage is highly dependent on sales, price, volume, purchasing costs and overhead allocations. Gross margins may vary significantly from period to period.

Operating Expenses:

Total operating expenses (consisting of selling and administrative expenses and research and related expenditures) were $2.7 million, $3.0 million and $3.0 million for fiscal year 2006, 2005 and 2004, respectively.

	2004	2005	2006	2004 to 2005 variance in $’s	2004 to 2005 variance in %’s	2005 to 2006 variance in $’s	2005 to 2006 variance in %’s
	(in thousands, except percentages)
Selling, general and administration	$1,486	$1,517	$1,318	$31	2%	($199)	(13%)

Selling, General and Administrative: For the year ended March 31, 2006, selling and administrative costs were $1.3 million compared to $1.5 million for the comparable year. The $199,000 decrease in selling and administrative costs resulted from the decrease of $148,000 in personnel and related costs due to the reduction in headcount, a reduction of $161,000 in legal and professional fees offset by an increase of $110,000 relating to the annual shareholders meeting. We anticipate selling and administrative expenses to be constant as we are focused more on business customer opportunities and de-emphasize selling and marketing our branded product.

Selling and administrative costs were $1.5 million for the year ended March 31, 2005 compared to $1.5 million for the comparable year. The $31,000 increase in selling and administrative costs resulted from the increase in legal fees in connection with the Fujitsu Ten arbitration and settlement offset by decreases in facilities expenditures and shareholders’ related costs. We anticipate selling and administrative expenses to be constant as we are focused more on business customer opportunities and de-emphasize selling and marketing our branded product.

	2004	2005	2006	2004 to 2005 variance in $’s	2004 to 2005 variance in %’s	2005 to 2006 variance in $’s	2005 to 2006 variance in %’s
	(in thousands, except percentages)
Research and development	$1,531	$1,515	$1,338	($16)	(1%)	($177)	(12%)

Research and Development expenses: For the year ended March 31, 2006, research and development expenditures were $1.3 million as compared to year ended March 31, 2005 of $1.5 million. The decrease of $177,000 resulted from a decrease of $121,000 in personnel and related costs due to the reduction in headcount, a decrease of $60,000 in consulting and independent contract labor offset by an increase of $24,000 in materials and supplies associated with the development of the eVU product.

For the year ended March 31, 2005, research and development expenditures were $1.5 million, the same level as the $1.5 million for the year ended March 31, 2004.

Research and development costs are subject to significant quarterly variations depending on the use of outside services, the assignment of engineers to development projects and the availability of financial resources.

We reported an operating loss of $2.5 million, $2.0 million, and $2.3 million for the year ended March 31, 2006, 2005 and 2004, respectively. The increase in operating loss in fiscal 2006 compared to fiscal 2005 resulted from the reduced gross margin caused primarily by the impairment of deposits offset in part by reduced overall operating expenses. The decrease in operating loss in fiscal year 2005 compared to fiscal year 2004 resulted from the improved gross margins in combination with comparable operating expenses. We believe, but we cannot guarantee, that our strategy of investing in development of our digital video/audio technology platform with supply or royalty provisions will provide positive margins in future periods. The timing and amount of product sales and the recognition of contract service revenues impact our operating losses. Accordingly, there is uncertainty about future operating results and the results for the year ended March 31, 2006 are not necessarily reflective of operating results for future periods.

We reported interest expense of $574,000, $384,000 and $122,000 for the years ended March 31, 2006, 2005 and 2004, respectively. The interest expense in 2006 consisted of interest on the 12% and 15% Promissory Notes and the non-cash amortization expense associated with warrants and warrant repricing. The interest expense in 2005 consisted of interest on the 12% and 15 % Promissory Notes. The interest expense in 2004 consisted of interest on the 15% Promissory Note.

We reported a loss of $3.1 million, $2.4 million and $2.5 million in fiscal year 2006, 2005 and 2004, respectively.

The net loss available to common stockholders for fiscal year 2006 was increased in computing loss per share by accrued dividends of $162,000 on the Series D and EE stock and $2.0 million in additional expense associated with repricing of conversion prices of the preferred stock resulting from the February 2006 common stock sale. The net loss available to common stockholders for fiscal year 2005 was increased in computing loss per share by accrued dividends of $226,000 on the Series D and EE stock and $1.1 million for the beneficial conversion attributed to the issuance of the Series EE stock.

Liquidity and Capital Resources

	2005	2006	2005 to 2006 variance in $’s	2005 to 2006 variance in %’s
(in thousands, except percentages)
Working capital (deficit)	($1,490)	($2,516)	($1,026)	69%
Cash and cash equivalents	$1,289	$1,059	($230)	(18%)
Total assets	$1,973	$1,156	($817)	(41%)

	2004	2005	2006	2004 to 2005 variance in $’s	2004 to 2005 variance in %’s	2005 to 2006 variance in $’s	2005 to 2006 variance in %’s
Net cash provided by (used in)	(in thousands, except percentages)
Operating activities	($2,056)	($1,951)	($2,327)	$105	(5%)	($376)	19%
Investing activities	($144)	($16)	$0	$128	(89%)	$16	(100%)
Financing activities	$2,479	$2,788	$2,097	$309	12%	($691)	(25%)

At March 31, 2006, we had a working capital deficit of $2.5 million compared to a working capital deficit of $1.5 million for the comparable year. We had $3,000 and $53,000 of working capital invested in accounts receivable at March 31, 2006 and 2005, respectively. We have prepayment terms with our manufacturer and for our customer for the digEplayer product. Our customer is required to pay in advance for production of these units in three (3) installments with the last payment paid at time of shipment. These payments are recorded as a customer deposit until revenue can be recognized. We have the same payment obligation with our manufacturer requiring (3) installment payments of which are recorded as a prepaid until product has been shipped to the customer. These payments are evaluated periodically for impairment. Therefore, the company does not have any accounts receivable or inventory with respect to such product.

For the year ended March 31, 2006, net cash decreased by $230,530. Cash used in operating activities was $2,327,130. The major components using cash were a loss of $3,106,681 reduced by $112,500 of accrued interest and accretion relating to the unsecured promissory note, $63,494 of depreciation and amortization, $300,665 for the amortization of interest on warrants repriced in connection with a restricted common stock sale and a $603,750 impairment charge on a deposit with a supplier. Cash used in operating activities was also impacted by an increase of $23,850 in accrued liabilities, an $86,500 increase in customer deposits and a decrease of $50,171 in accounts receivable. The major changes in assets and liabilities using operating cash was a $130,064 increase for prepaid and deposits, a decrease of $53,830 in deferred revenue, a $17,334 decrease in accrued employee benefits and a decrease of $135,016 in accounts payable.

At March 31, 2006, we had cash on hand of $1,058,723. For the year ended March 31, 2006, cash provided by financing activities was $2,096,600. During the fiscal year ended March 31, 2006, we obtained a total of $1,500,000 from the issuance of common stock, $500,000 from the issuance of 12% Convertible Subordinated Promissory Notes and $118,000 from exercise of warrants. During the fiscal year ended March 31, 2006, we repaid $21,400 of the 15% Unsecured Promissory Notes.

SIX MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 2005

Results of Operations

Six months ended September 30, 2006 compared to six months ended September 30, 2005

For the six months ended September 30, 2006, we reported total revenues of $34,122, a 99% decrease from total revenues of $2,988,348 for the six months of fiscal 2006. Product revenues for six months ending September 30, 2006 were also $34,122, a 99% decrease from product revenues of $2,949,749 for the six months ending September 30, 2005. The decrease in product revenue for the first six months ending September 30, 2006, resulted from the digEplayer order delay, no new orders for digEplayers and no significant revenues from eVU due to its very recent introduction. See “Prospectus Summary - Recent Developments.” We expect growing orders for eVU players in future quarters but do not expect future digEplayer orders as our customer has announced an alternative supplier has been selected for a replacement product.

We had no service revenues for the six months ended September 30, 2006 as we focused on our internally developed eVU product. We had services revenues of $38,599 for the comparable six months of the prior year.

Cost of sales includes manufacturing costs for products sold, operation costs associated with product support and other costs associated with the delivery of engineering support and services. Cost of sales for the six months ended September 30, 2006 consisted of $29,210 of product costs and $0 of service costs, consisting primarily of manufacturing costs associated with the production of in-flight entertainment devices that were shipped in the period. Cost of sales for the six months ended September 30, 2005 consisted of $2,400,900 of product costs and $4,875 of service costs, consisting mostly of research and development labor funded in part by OEM development agreements.

Gross profit for the first six months of fiscal 2007 was $4,912 compared to a gross profit of $582,573 for the first six months of fiscal 2006. Gross profit as a percent of sales for the first six months of fiscal 2007 was 14% compare to 19.5% for the same period last year. Gross profit percentage is highly dependent on sales, price, volume, purchasing costs and overhead allocations. Gross margins may vary significantly from period to period. At the present time, warranty costs are not significant.

Selling, general and administrative expenses include payroll, employee benefits, and other costs associated with finance, customer support functions, facilities, stock-based compensation and depreciation expenses. Selling, general and administrative costs for the six months ended September 30, 2006, was $813,054 compared to $735,384 for the first six months of fiscal 2006. The increase of $77,670 can be attributed to an increase of stock-based compensation expense of $66,021. Recent quarterly selling and administrative expenses have been relatively constant as we maintained staffing levels and had no significant outside selling costs. However in the future we may incur additional legal costs associated with current litigation and additional costs to comply with Section 404 of the Sarbanes-Oxley Act. We anticipate quarterly selling and administrative expenses to be constant as we are focused on business customer opportunities.

Research and development expenses include payroll, employee benefits, and other costs associated with product development. Research and development expenses also include third-party development and programming costs. Research and related expenditures for the six months ended September 30, 2006 were $754,249, as compared to $650,244 for the six months ended September 30, 2005. The increase of $104,005 can be attributed to the increase in preproduction costs of $101,369, an increase of $15,775 in personnel and related costs offset by a decrease of $24,905 for consulting and professional services. Research and development costs are subject to significant quarterly variations depending on the use of outside services, the assignment of engineers to development projects, reimbursement by OEM contracts and the availability of financial resources.

We reported an operating loss of $1,562,391 for the six months ended September 30, 2006 as compared to an operating loss of $803,056 for the six months ended September 30, 2005. The increase in operating loss resulted from the decrease in gross profit for the six month period and by the increase of $759,335 in operating expenses. We believe, but we cannot guarantee, that our strategy of investing in digital video/audio platform developments with supply or royalty provisions will provide positive margins in future periods. The timing and amount of product sales and the recognition of contract service revenues impact our operating losses. Accordingly, there is uncertainty about future operating results and the results for the six months are not necessarily indicative of operating results for future periods or the fiscal year.

We reported a loss for the six months of the current fiscal year of $2,729,038 as compared to a loss of $1,029,901 for the prior year’s six months. For the six months ended September 30, 2006, we incurred interest expense of $945,965 as compared to $232,992 for the comparable period in the prior year. This included non-cash amortization of debt discount of $784,378 and $118,076 for the six months ended September 30, 2006 and 2005, respectively. We also recorded a warrant inducement expense for $230,709 representing the fair value of the 2,331,572 new warrants issued as an inducement for early exercise.

The loss available to common stockholders for the six months ended September 30, 2006 and 2005 was $2,795,672 and $1,115,586 respectively. Included in the loss available to common stockholders for the six months ending September 30, 2006 and 2005 was accrued dividends of $66,634 and $85,685 respectively on preferred stock.

THREE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2005

For the second quarter of fiscal 2007, we reported total revenues of $13,017 a 99% decrease from total revenues of $1,990,139 for the second quarter of fiscal 2006. Product revenues for the quarter ending September 30, 2006 decreased to $13,017 compared to $1,984,019 for the second quarter ending September 30, 2005. Service revenues for the second quarter of fiscal 2007 were $0 compared to $6,120 for the comparable period of the prior year.

Cost of sales for the three months ended September 30, 2006 consisted of $12,598 of product costs primarily for manufacturing costs associated with the production of in-flight entertainment devices that were shipped in the period. Cost of sales for the three months ended September 30, 2005 consisted of $1,578,258 of product costs and $0 of service costs.

Gross profit for the second quarter of fiscal 2007 was $419 compared to a gross profit of $411,881 for the second quarter of fiscal 2006. Gross profit as a percent of sales for the first quarter of fiscal 2007 was 3% compared to 21% for the same period last year.

Selling, general and administrative costs for the three months ended September 30, 2006, was $477,485 compared to $396,740 for the second quarter of fiscal 2006. The $80,745 increase can be attributed to an increase of $34,588 for stock-based compensation expense, an increase of $162,968 in legal and accounting costs offset by a decrease of $36,671 in personnel and related costs and a decrease of $105,535 in shareholder relations due to the timing of the annual shareholders meeting.

Research and related expenditures for the three months ended September 30, 2006 were $401,640, as compared to $288,323 for the three months ended September 30, 2005. The increase of $113,317 can be attributed to the increase of $56,850 in preproduction costs associated with the eVU production units, an increase of $13,943 in stock-based compensation costs and an increase of $41,647 for consulting and professional services.

We reported an operating loss of $878,706 for the three months ended September 30, 2006, as compared to an operating loss of $273,183 for the three months ended September 30, 2005. The 222% increase in operating loss resulted primarily from the decrease of revenue and the increase in total operating expense.

We reported interest expense of $498,555 for the three months ended September 30, 2006 versus $111,676 for the prior comparable period. This included non-cash amortization of debt discount of $416,700 and $60,031 for the three months ended September 30, 2006 and 2005, respectively. We also recorded a warrant inducement expense for $230,709 representing the fair value of the 2,331,572 new warrants issued as an inducement for early exercise.

We reported a loss for the second quarter of fiscal 2007 of $1,605,462 as compared to a loss of $382,625 for the prior second quarter of fiscal 2006. The loss attributable to common stockholders for the three months ended September 30, 2006 and 2005 was $1,638,388 and $425,210, respectively. Included in the loss available to common stockholders for the period ending September 30, 2006 were accrued dividends on the preferred stock of $32,926. Included in the loss available to common stockholders for the period ending September 30, 2005 were accrued dividends on the preferred stock of $42,585.

Liquidity and Capital Resources

At September 30, 2006, we had a working capital deficit of $3,768,107 compared to a working capital deficit of $2,516,367 at March 31, 2006. Cash used in operating activities for the six month period ended September 30, 2006 was $1,321, 568 resulting primarily from the $2,729,037 loss for the period, a decrease of $2,414 in accounts receivable, an increase of $27,340 in prepaid expenses, an increase of $46,565 in inventory, an increase of $256,742 in accounts payable, a decrease of $61,372 in other accounts payable and accrued liabilities and an increase of $76,185 in customer deposits.

During the six months ended September 30, 2006, the Company purchased no additional property and equipment.

For the six months ended September 30, 2006 and 2005, cash provided by and used in financing activities was $894,058 and $8,540, respectively with cash provided from the exercise of warrants and used for principal payments on notes.

At September 30, 2006, we had a minimal amount in accounts receivable as compared to $2,670 at March 31, 2006. The decrease in receivables can be attributed to the Company’s policy to grant payment upon receipt terms to our customers. Receivables can vary dramatically due to the timing of product shipments and contract arrangements on development agreements.

At September 30, 2006, we had cash and cash equivalents of $631,213. Other than cash and cash equivalents, we have no material unused sources of liquidity at this time. We have no material commitments for capital expenditures or resources. Based on our cash position and assuming currently planned expenditures and level of operation, we believe we will require approximately $1.5 million of additional funds for the next twelve months of operations. However, actual results could differ significantly from management plans. We believe we may be able to obtain some additional funds from future product margins from product sales but actual future margins to be realized, if any, and the timing of shipments and the amount and quantities of shipments, orders and reorders are subject to many factors and risks, many outside our control. Accordingly we will need to seek equity or debt financing in the next twelve months for working capital and we may need to seek equity or debt financing for payment of existing debt obligations and other obligations reflected on our balance sheet.

As of September 30, 2006, our contractual obligations and commercial commitments are summarized below:

Cash Contractual Obligations by Period	Total	Less than 1 year	1 - 2 years	2 - 3 years	Over 3 years
12% Subordinated Convertible Promissory Notes (1)	$1,339,000	$1,339,000	$-	$-	$-
15% Unsecured Promissory Notes (2)	993,471	993,471	-	-	-
Operating Lease (3)	358,262	34,834	144,253	153,038	26,137
Total cash obligations	$2,690,733	$2,367,305	$144,253	$153,038	$26,137

1	Includes estimated interest to maturity at December 31, 2006 and assumes that the notes are not converted to common stock.

2	Includes two 15% unsecured notes and estimated future interest payments to maturity at December 31, 2006.

3	Office sublease agreement.

Recent Developments Affecting Liquidity

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Pursuant to the purchase agreement, we have sold to Fusion Capital $500,000 of our common stock at a purchase price of $0.12 per share. We also have issued to Fusion Capital 200,000 shares of our common stock as an expense reimbursement and 3,500,000 shares of our common stock as a commitment fee for entering into the common stock purchase agreement. Concurrently with entering into the common stock purchase agreement, we entered into a registration rights agreement with Fusion Capital. Under the registration rights agreement, we agreed to file a registration statement with the Securities and Exchange Commission covering the shares that have been issued or may be issued to Fusion Capital under the common stock purchase agreement. After the Securities and Exchange Commission has declared effective the registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $80,000 and $1 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price, as defined in the common stock purchase agreement, of our shares without any fixed discount. The common stock purchase agreement may be terminated by us at any time at our discretion without any additional cost to us. See “The Fusion Transaction.”

Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.08. Additionally, the agreement may be terminated in the event of a default as described in the common stock purchase agreement. Accordingly, we cannot guarantee that this capital resource will be sufficient to fund our ongoing operations, nor can we guarantee that we will be able to raise additional equity or debt financing, if required, and/or renegotiate the terms of debts as they arise. We may also require additional capital to finance future developments and improvements to our technologies or develop new technologies.

Should additional funds not be available, we may be required to curtail or scale back staffing or operations. Failure to obtain additional financings will have a material adverse affect on our Company. Potential sources of such funds in addition to our common stock purchase agreement with Fusion Capital include exercise of outstanding warrants and options, or debt financing or additional equity offerings. However, there is no guarantee that warrants and options will be exercised or that debt or equity financing will be available when needed. Any future financing may be dilutive to existing stockholders.

On December 12, 2006 our company and Davric completed an exchange of the 15% Unsecured Promissory Notes (“Exchange Agreement”) for (i) a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 (the “Exchange Note”) and (ii) 500,000 shares of common stock (the “Exchange Shares”). As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes were cancelled. The Exchange Shares were issued as consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. Without the exchange and the cancellation of the 15% Unsecured Promissory Notes, we would have been obligated to make total payments of approximately $982,300 at December 31, 2006.

Pursuant to the terms of the Exchange Note we have agreed to pay to Davric Corporation monthly principal and interest installments of $6,000 starting December 2006, increasing to $15,000 starting in February 2007, $30,000 starting in December 2007 and $50,000 starting in December 2008 with maturity November 30, 2009. Commencing with the February 2007 installment payment, we may, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares will be valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the Exchange Note is convertible by Davric Corporation at $0.30 per common share beginning February 1, 2007 and we may elect to call the Exchange Note for mandatory conversion if the closing sale price of our common stock is at least $0.40 per share for ten consecutive trading days. We also may prepay the Exchange Note in full or in minimum parts of $50,000 on ten-day notice. The Exchange Note may be subordinate to certain future senior indebtedness as defined in the Exchange Note. The Company is not obligated to register the Exchange Shares, any Monthly Installment Shares or any shares issuable on conversion of the Exchange Note.

Pursuant to the terms of the Exchange Note we are obligated to make principal and interest payments, subject to prepayment or conversion in whole or in part, in cash or shares of common stock in the following amounts:

Fiscal year ending:
March 31, 2007	$42,000
March 31, 2008	$240,000
March 31, 2009	$440,000
March 31, 2010	$398,165

Future Commitments and Financial Resources

We have an accrued lease liability of $515,000 that arose in the normal course of business for equipment delivered to the company. This amount is approximately ten years old. The accrued lease liability reflects management’s best estimate of amounts due for matters in dispute. Settlement of this liability may either be more or less than the amount recorded in the audited consolidated financial statements and accordingly may be subject to measurement uncertainty in the near term.

In the future, if our operations increase significantly, we may require additional funds. We also may require additional capital to finance future developments, acquisitions or expansion of facilities. We currently have no plans, arrangements or understandings regarding any acquisitions.

In March 2006, we entered into a new sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet at a new location in the San Diego area with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

BUSINESS

Overview

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. We have innovated a proprietary secure digital video/audio technology platform (“DVAP”) that can be applied to produce complex portable electronic products. In 2003 our DVAP was applied to an in-flight entertainment (“IFE”) device, the digEplayer(TM), for one customer. Through December 31, 2006 we had delivered over 9,250 digEplayers for airline use. In _February 2006 we introduced a new and improved DVAP device, the eVU (TM) mobile entertainment device. We commenced initial eVU trials with target customers in the first quarter of fiscal 2007 and in the third quarter of fiscal 2007 we began shipping commercial quantities to customers.

eVU is targeted at business opportunities for secure hard drive-based closed system video products loaded with desirable movie, television, music, informational, and educational content, rented or provided to end users. We are focused on U.S. and international companies in the airline, healthcare, military, and other travel and leisure industries who desire to market eVU to consumers at their facilities. We have developed logistic and secure content solutions to enable customers to rapidly deploy, operate and maintain eVUs for target users. In addition to offering eVUs for sale we have developed eVU solutions on a periodic payment program. We employ both direct sales to customers and sales through value added resellers (VARs) that provide marketing, logistic and/or content services to customers.

We also believe we have a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices and we are investigating monetizing our patent portfolio. We have engaged an intellectual property consultant and are consulting with outside legal firms and are evaluating the licensing potential of our patents to the cell phone, PDA/Pocket PC, portable A/V recorder, digital camera, camcorder and other portable device industries.

Our future revenue is expected to be derived from the sale or lease of DVAP products and accessories to customers, warranty and technical support services and content fees and related services. We also are experienced and available to customize DVAP products for customers with special applications. We also expect that we can obtain license revenue in the future from our flash memory patent portfolio.

We were incorporated in the Province of British Columbia, Canada as Norris Communications Corp. on February 11, 1988 and on November 22, 1994 changed our domicile to the Yukon Territory, Canada. On August 30, 1996, we filed articles of continuance to change our jurisdiction to the State of Wyoming, then on September 4, 1996, reincorporated in the State of Delaware. On January 13, 1999, stockholders approved a name change to e.Digital Corporation. Our principal executive offices and primary operating facilities are located at 16770 West Bernardo Drive, San Diego, California 92127 and our telephone number is (858) 304-3016. Our Internet site is located at www.edigital.com. Information contained in our Internet site is not part of this Prospectus.

Background on Technical Innovations

We have a record of pioneering technical achievements in developing portable electronic products including products developed under contract for major OEM customers. These innovations include:

•
1990 - Released the first commercial ear telephone with an earpiece that located both the speaker and the microphone in the ear without feedback. (This was the first product in what ultimately became today’s line of Jabra™ hands-free communication products.)

•	1993 - Developed the first portable digital player/recorder with removable flash memory. Resulted in five U.S. patents on the use of flash memory in portable devices.

•	1996 - Developed the first high-speed download device to store digital voice recordings on a personal computer in compressed format.

•	1998 - Developed the first multi-codec (including MP3) portable digital music player.

•	1999 - Delivered an integrated digital voice recorder and computer docking station system for medical transcription of voice and data for Lanier Healthcare, LLC.

•	2002 - Developed the first voice controlled MP3 player using our VoiceNav™ speech navigation system.

•	2002 - Bang & Olufsen introduced a branded digital audio player (BeoSound 2) developed by us pursuant to a license agreement.

•	2003 - Designed, developed and delivered wireless MP3 headsets employing our MircoOS operating system to Hewlett-Packard for use at Disneyworld in Orlando, Florida.

•	2003 - Licensed our digital audio to a multi-billion dollar Asian OEM for branding to Gateway Computers.

•	2003 - Developed the first Hollywood-approved portable in-flight entertainment device, the digEplayer™.

•	2006 - Introduced eVU™, a next generation dedicated mobile entertainment device with 12+ hours of playback, wireless capability and proprietary content encryption approved by major studios.

These technical achievements and our base of technology allow us to rapidly develop or customize electronic products for our own account or for others.

Digital Video/Audio Technology Platform

We designed and developed a Digital Video/Audio Technology Platform based on our proprietary MicroOS core (see discussion below). Our Digital Video/Audio Platform (“DVAP”) accommodates various third party video compression encoded material, proprietary security measures and allows for other customizable options. The DVAP supports screen sizes from 2.5 to 10.4” and is capable of achieving better than DVD quality video. The 7” version was first released in 2003 for use on commercial airline flights as an Inflight Entertainment (IFE) device.

Our first commercial release of our DVAP was accomplished through business customer Airline Protective Systems (“APS”) branding and distribution of the digEplayer 5500™ IFE product to Alaska Airlines. The first units were provided to Alaska Airlines passengers in October 2003 pursuant to a development agreement dated October 2002 specifically related to Alaska Airlines that expired in October 2005. In 2004 and 2005, we received follow-on orders for commercial quantities of IFE units pursuant to purchase orders. The supplied units are loaded with content by APS from partners such as 20th Century Fox, DreamWorks SKG, Warner Brothers and DMX.

digEcor (formerly, APS - a division of Wencor West, Inc.) markets the digEplayer to airlines worldwide and other companies within the travel and leisure industry. Our 2002 agreement with digEcor (formerly APS) expired in October 2005 and did not transfer or license rights to our technology. Due to the litigation described above in “Legal Proceedings”, we do not expect future digEplayer orders from digEcor and we have no plans to produce the product for other customers. digEcor has announced that it intends to offer a competitive player manufactured by another contractor in the future. See “Competition.” We believe we own all rights to our DVAP technology and to market devices to all customers and all markets.

Using our DVAP platform we have developed our new rugged eVU featuring sharp images on a 7” high resolution LCD screen, a 40 GB hard drive, high audio fidelity, dual stereo headphone jacks, embedded credit card reader/processor, touch screen capabilities, full feature graphical user interface, patent-pending hardware security technology, and 10 hours of high resolution video playback on a single battery charge. We also have the capability to add features and customize the product for select customers.

Our proprietary DVAP is flexible and we believe we can address markets beyond IFE with products customized for niche customers for travel and leisure, medical, education, government and military use. We are modifying our DVAP technology to incorporate the latest LCD screen, media storage, video processing, battery and other components to address specific needs of the medical and travel and leisure segments of the market. We also seek to make improvements and component and model changes from time to time to be competitive in the market.

Proprietary DVAP Technology Elements

MicroOS™

Our proprietary MicroOS™ operating system serves as the foundation for our DVAP Platform. MicroOS was originally developed by us for use in digital voice recorder technology, but because of its inherent flexibility, has grown and been adapted to support audio and video storage and playback and wireless utilities. MicroOS is compact and dynamic, responding to a variety of user interfaces. MicroOS manages the volume and equalizer functions, the LCD drivers and interfaces, decodes a wide variety of audio and video files, interacts with a variety of digital rights management schemes and supports today’s most popular media storage formats including hard disk drives, compact and embedded flash and others.

There are two major categories of portable storage media: solid state and miniature rotating disks including hard disk drives. We have designed our technology to work with a wide variety of portable storage media. Our product applications have supported a variety of storage media with capacities ranging from 16 Megabytes (“MB”) to 80 Gigabytes (“GB”) in portable storage formats widely available from various vendors.

These portable storage formats are complicated to use and generally require a sophisticated interface and file system. A file system is a software driver used to make portable memory components more closely emulate a traditional disk drive and allow an understood mechanism for rapidly storing and retrieving data with the minimal overhead allowed in a portable device. Portable storage formats may also require the use of sophisticated power management systems to maximize battery life in portable devices, and additionally may require robust software interfaces with personal computing platforms for consumers’ ease of use in exchanging data files (consisting of music, pictures, movies, voice recordings, text documents, spreadsheets, or other data) with their personal computers.

MicroOS manages multiple functions within a single device, utilizing less power, space and operating capacity than many alternative solutions. The life cycle of consumer electronics products is very short and continues to accelerate. With MicroOS we believe we are able to complete new product design and development projects faster and more economical than many competitors. The use of MicroOS shortens the development cycle and MicroOS’ flexibility provides the same lead time benefits to subsequent generations of each MicroOS based product.

Content Protection Technology

We have designed and developed a family of proprietary hardware and software encryption, digital rights management (DRM), key management and data obscuration technology for content protection. This technology has been employed in our prior MP3 player products and in our current DVAP products. Our latest product eVU incorporates an implementation of this family of technology. Elements of this technology have been incorporated into the digEplayer via license and have been tested and approved by major Hollywood movie studios. We currently have a U.S. patent application pending for security technology and a provisional U.S. patent application for our family of security technology..

Wireless Technology

We have experience in developing wireless solutions for business customers and our DVAP has applications for wireless technology. Wireless communications between devices and hosts will benefit consumers’ abilities to manage and procure content. We are also integrating 802.11(Wi-Fi) technology as an option for our DVAP. We have a separate Wireless Technology Platform that can also be applied to other electronic products. We expect to support and integrate other, new wireless technologies into our DVAP or our Wireless Technology Platform, including WiMax, UWB and others.

Markets for DVAP Products

Industry Background

Digital video players including DVD (digital video disc) players are increasing in popularity with consumers. According to the Consumer Electronics Association, DVD content is a $12 billion/year market based on industry data.

Video compression formats such as MPEG-4 and DivX allow the compression and transmission of digital video files over the Internet. They also allow consumers to download and store on their personal computer’s hard drive full-length, two-hour, motion picture files in as little as 500 MB of storage space. These movies can then be viewed by consumers on a computer monitor or a personal video recorder/player.

There is also a developing market for streaming delivery of video content on the Internet. Corporations or video production companies may use streaming video to deliver information and entertainment to users. DivXNetworks, Inc., the creator and provider of the DivX video compression format, reports that over 80 million users have downloaded their video playback software. This illustrates the demand for high-quality video in manageable file sizes. The users of DivX compression format have been limited to viewing DivX motion picture content on their computer monitors. We believe there will is growing demand for a system including portable hardware that will allow consumers to select and download movies over the Internet in digital form, then download them to a portable player capable of feeding the video and audio signals through a home entertainment system or built-in viewing screen and speakers.

We believe there are applications for our DVAP in broad aspects of the travel and leisure, medical, education, government and military markets and that these are growing markets.

In-Flight Entertainment

IFE encompasses music, news, television programming, and motion pictures presented through audio/video systems typically embedded into an aircraft. Certain airlines are also beginning to incorporate satellite programming and/or wireless Internet access for their passengers through extensive built-in hardware in certain aircraft on certain routes. According to a Frost and Sullivan 2005 survey, airlines worldwide spend approximately $2 billion a year on entertainment with rapid growth predicted for portable and personal IFE devices.

Because the costs to retrofit an aircraft with IFE equipment can be prohibitive, we have developed an alternative IFE system. Our portable IFE player, based upon our DVAP, is smaller than a typical laptop computer and has a high-quality color screen and stereo headphones. Although passengers may rent or purchase portable DVD players from outside entities, we have created the first portable video players that can be rented to passengers by the airline. We believe this type of system is attractive to airlines and other travel-related entities because of its revenue potential, variety of content, and inexpensive implementation.

The top 20 worldwide air carriers have over 7,400 aircraft many not equipped with IFE systems. There are approximately 1,500 airlines worldwide representing a substantial market for portable IFE devices. Some of our initial customers for the eVU represent small short-haul low cost carriers seeking to provide entertainment to their customers.

Other Markets

During fiscal 2006 we completed two successful trials in two major city hospitals using eVU in a variety of settings but primarily for patient waiting areas. Results indicate high satisfaction by users and hospital employees. We believe the approximately 6,000 hospitals and the many outpatient and other medical facilities in the U.S. provide a substantial market opportunity.

We believe the travel and leisure market also provides a significant market opportunity. This includes over 120 cruise ships operating internationally and over 40,000 hotels with under 150 rooms, many that do not offer in-room movies. Rail, bus, ferries and other modes of transportation also represent markets for eVU.

We also believe there is a market for eVU devices in the military on aircraft carriers and in other settings where personnel have down time and seek entertainment from a robust device with wide variety without DVDs or tape.

Our Business Strategy

We are leveraging and building on our leadership position in the portable IFE market to market our new eVU device to airlines and expand eVU distribution to the healthcare, military, and other travel and leisure markets. Our objective is to have our DVAP products play a major role in the IFE and other related markets.

In addition to offering our eVU product and custom variations of this DVAP product to customers, we also are available to provide customers a total solution from product design through development, manufacturing, delivery, and support. Our efforts include:

•
Expanding our business by obtaining new IFE airline customers and customers in the healthcare, military, and other travel and leisure industries. We intend to use both direct and VAR sales domestically and internationally to grow our business.

•
Developing brand name recognition - This strategy is being pursued through participation in industry alliances, trade show participation, professional articles and attaching our name along with customer products to the greatest extent possible.

•
Expanding our technology base through continued enhancements of our technologies and application - We develop in-house proprietary designs, products, features or technologies that may be private labeled or licensed to one or more business customers. Our engineering team continues to enhance and update MicroOSTM and related technology. We also devote resources to expanding our technology to new applications. In addition to supporting music, voice, and video processing, we believe our technology may have applications in a wide range of products.

•
Leverage strategic industry relationships - We have established and maintain important strategic industry relationships and associations with a number of related companies. We seek to leverage these relationships to offer better technology integration and solutions to our business customers and to maximize subtle but valuable marketing and co-promotion opportunities.

We also intend to monetize our portfolio of patents related to the use of flash memory in portable devices. We have engaged an intellectual property consultant and are consulting with outside legal firms and are evaluating the licensing potential of our patents to the cell phone, PDA/Pocket PC, portable A/V recorder, digital camera, camcorder and other portable device industries. We have assembled an initial list of potential licensees of our this portfolio identifying 174 companies with 1,372 products that appear to employ our patents. We and our advisors have performed substantial due diligence on our patents and we believe we have strong intellectual property rights that can be licensed. Our strategy is to engage legal and licensing professionals on a contingency fee basis to pursue licensing. There can be no assurance we can generate revenues from this activity.

Manufacturing

In the past we have employed nonexclusive relationships with manufacturers with facilities in Asia and the United States. These manufacturers either have performed or are qualified to perform manufacturing, assembly, and related services for us and for our customers and licensees. We have expertise in developing, performing and overseeing manufacturing processes.

In the fiscal 2006 we purchased our primary components from two manufacturers accounting for 74% and 13% of total purchases for fiscal year 2006. For fiscal 2005 one manufacturer accounted for 92% of total purchases and for fiscal 2004 purchases from two manufacturers accounted for 19% and 14% of purchases. These manufacturers purchase major electronic components from a limited number of suppliers.

We have developed a turnkey domestic manufacturing relationship with a qualified contract electronic manufacturer for our eVU product and believe we can deliver product timely to future customers. We expect substantially all of our fiscal 2007 purchases to be from this one contract manufacturer. The loss of this manufacturer or the disruption in supply from the manufacturer or in the supply of components by its suppliers could have a material adverse effect on our financial condition, results of operations and cash flows.

Marketing, Sales and Distribution

Marketing and sales are performed internally, primarily by our Vice President of Business Development and our President/Chief Technical Officer and various technical personnel who are involved in the sales process. Our initial focus has been on smaller international regional or short haul airlines.

We also intend to use VARs in the airline and other target markets. A VAR offers the ability to provide entertainment (movie, television, music, informational, and/or educational content), supply, content refreshment and logistic services (recharging and maintenance) and related services for customers not able or willing to provide such services. In May 2006 we entered into an VAR agreement with London based Mezzo Movies Ltd. providing them exclusive rights to certain customers in the low-cost short-haul airline market primarily in Europe. Although the exclusive rights have expired, we are continuing to work and ship product to Mezzo as a VAR customer.

We expect to add additional VARs in the airline and in our other target markets as we expand distribution. For some customers we may expand our business to provide the support services typically provided by our larger customers or VARs.

We market our product and services through our strategic and industry relationships and technical articles in trade and business journals. We also participate in industry trade shows, either directly or in conjunction with customers and/or strategic partners. In the last twelve months we have devoted significant resources to creating enhanced marketing materials that supplement custom marketing presentations to key prospects. We may in the future employ limited and selected advertising in targeted industry publications.

Sales to one major customer comprised approximately 94% of revenues in fiscal year 2006 [2005- one customer comprised 96%] and [2004 - three customers comprised 36%, 26% and 11%]. Historically, our revenues have relied on a few major customers. There is no assurance we will obtain any revenues from this customer in fiscal 2007. The loss of any customer could have a material adverse effect on our financial condition, results of operations and cash flows.

Our backlog fluctuates due to the timing of large orders and other factors. Our products are manufactured with lead times of generally less than three months. Our backlog at March 31, 2006 was nil (excluding the uncompleted digEcor order described herein), at March 31, 2005 was $0.6 million and 2004 was nil. Accordingly, the amount of order backlog does not indicate future sales trends.

Research and Development Costs

For the years ended March 31, 2006, 2005 and 2004, we spent $1,337,568, $1,515,238 and $1,531,177, respectively, on research and development. We anticipate that we will continue to devote substantial resources to research and development activities. In fiscal 2006, 2005 and 2004, approximately nil, $122,613 and $292,607 of total research and development revenue was recognized from the company’s research and development contracts. The related costs were included in cost of services.

Intellectual Property

We have five issued U.S. patents covering our MicroOSTM file management software and certain technology related to the use of flash memory in portable digital devices. Our software is also protected by copyrights. We rely primarily on a combination of patents, copyright and trade secret protection together with licensing arrangements and nondisclosure and confidentiality agreements to establish and protect our proprietary rights.

We have designed and developed proprietary hardware encryption technology for content protection. This technology has been used in the digEplayer and eVU products and has been tested and approved by major Hollywood movie studios. We currently have a patent application pending with the U.S. Patent Office for this technology.

The patent position of any item for which we have filed a patent application is uncertain and may involve complex legal and factual issues. Although we are currently pursuing trademark applications with the U.S. Patent and Trademark Office and also have filed certain U.S. and international patent applications, we do not know whether any of these applications will result in the issuance of patents or trademarks, or, for any patents already issued or issued in the future, whether they will provide significant proprietary protection or will be circumvented or invalidated. Additionally, since an issued patent does not guarantee the right to practice the claimed invention, there can be no assurance others will not obtain patents that we would need to license or design around in order to practice our patented technologies, or that licenses that might be required would be available on reasonable terms. Further there can be no assurance that any unpatented manufacture, use, or sale of our technology or products will not infringe on patents or proprietary rights of others. We have made reasonable efforts in the design and development of our products not to infringe on other known patents.

We also rely on trade secret laws for protection of our intellectual property, but there can be no assurance others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can protect our rights to unpatented trade secrets.

We have also filed a number of trademark applications with the U.S. Patent and Trademark Office. We have received notification of allowance from the United States Patent Office for use of e.Digital™, MicroOS™, Smart Solutions for a Digital World (Service Mark), VoiceNav®, Music Explorer®, MXP™, Flashback®, Hold That Thought®, Fumble Free® and SoundClip® as registered trade names. We intend to make every reasonable effort to protect our proprietary rights to make it difficult for competitors to market equivalent competing products without being required to conduct the same lengthy testing and development conducted by us and not to use any of our innovative and novel solutions to overcome the many technical obstacles involved in developing portable devices using Flash and other portable storage formats.

Competition

Many large manufacturers currently market various forms of component or handheld digital video players, including Panasonic, Sony, Samsung, Hitachi, RCA, Audiovox, Philips, Daewoo, General Electric, and Toshiba. Other manufacturers may announce products in the future.

Competition in the IFE industry comes from portable DVD hardware manufactured by companies such as Sony, Samsung, Panasonic, or Audiovox, who may sell such products to travelers or airlines. We expect to compete with digEcor, our former customer, that has announced a new portable IFE device to be built by others. digEcor has a substantial base of players in the portable IFE market. Innovative Media Solutions (IMS) offers a portable PC laptop-based IFE product used on several airlines. AIRVOD Entertainment Systems and Phantom Media, European producers, advertise portable IFE products that may become competitive to eVU. Panasonic and other electronic companies have announced products and may become active in the IFE industry. The airline industry may also continue to opt for embedded IFE systems offered by Panasonic, Thales and others. Motion picture studios or others could contract competing hardware developers to create new portable products for the IFE industry. Although our system was designed as an IFE device and has unique features and the support of content providers, there can be no assurance that other manufacturers will not create and introduce new competing portable IFE products.

Barriers to entry by new competitors are not significant and new competitors in consumer electronics are continually commencing operations. The technology of electronics and electronic components, features and capabilities is also rapidly changing, in many cases causing rapid obsolescence of existing products and technologies.

We believe we have developed a leading low-level real time operating system and comprehensive file management system capable of customization for individual customer requirements. Other companies offering file management systems include M-Systems Flash Disk Pioneers Ltd. (acquired in 2006 by SanDisk Corporation),, Intel Corporation, Digital5 Inc., PortalPlayer Inc., I/O Magic, and Datalight Inc. In addition to licensing file management systems, some companies develop their own file management systems for a particular product, either in total or by adapting from one of the competitive vendors. While this self-development is common in simple memory management devices, we offer a system attractive for more complex applications. Our technology competes with other solutions; however, we focus on markets requiring advanced features and a robust file management system. Although we were successful in competing against other systems in our selection by Bang & Olufsen, APS, and others, there is no assurance we can continue to compete against other providers of digital recording solutions, many of whom have substantially greater resources.

We believe our existing know-how, contracts, patents, copyrights, trade secrets and potential future patents and copyrights, will be significant in enabling us to compete successfully in the field of portable digital entertainment products and systems.

Seasonality

Our current business is not seasonal.

Employees

As of January 26, 2007, we employed approximately fifteen full-time employees and one part-time employee of whom three were in production and testing, eight were in research, development and engineering, three were in sales, general and administrative and two are executive officers. None of our employees are represented by a labor union, and we are not aware of any current efforts to unionize the employees. Management considers the relationship between the company and its employees to be good.

We also engage consultants or lease engineering personnel on a temporary basis from time to time and use other outside consultants for various services.

Environmental Compliance

Our operations are subject to various foreign, federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters and there can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure or injury or claims of injury by employees or the public. Some risk of costs and liabilities related to these matters are inherent in our business, as with many similar businesses. Management believes its business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on our operations. In the event of violation, these requirements provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted which could adversely affect our operations.

LEGAL PROCEEDINGS

In May 2006, we announced that a complaint had been filed against our company and certain of our officers and employees by digEcor, Inc. in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleged breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor sought, among other things, an injunction to prevent our company from selling or licensing certain digital rights management technology and “from engaging in any competition with digEcor until after 2009.” digEcor also sought “actual damages” of $793,750 and “consequential damages...not less than an additional $1,000,000.” This action was related to a purchase order we placed for this customer in the normal course of business on November 11, 2005 for 1,250 digEplayers™ with our contract manufacturer, Maycom Co., Ltd.. Maycom was paid in full for the order by both e.Digital and digEcor by March 2006, but Maycom failed to timely deliver the order. We recorded an impairment charge of $603,750 in March 2006 for deposits paid to Maycom due to the uncertainty of obtaining future delivery. In October 2006 we received delivery from Maycom of the delayed 1,250-unit digEplayer order and delivered the order to digEcor. We recognized $713,750 of revenue from this order and reversed an impairment charge of $603,750 in our third fiscal 2007 quarter.

We have answered the complaint and are pursuing certain counterclaims. The case is currently in the discovery phase. In January 2007, the Court ruled on certain motions of the parties. In its ruling, the Court dismissed digEcor’s unjust enrichment, fraud, negligent misrepresentation, tortious interference and punitive damage claims. The Court further acknowledged the delivery of the 1,250-unit order and a partial settlement between the parties reducing digEcor’s claim for purchase-price or actual damages from $793,750 to $94,846 with such amount still being disputed by e.Digital. digEcor’s contract and damages claims remain in dispute, and the Court provided some interpretation of the contracts at issue in its ruling. The foregoing and other findings of the Court may be subject to appeal by either party. We believe we have substantive and multiple defenses and intend to vigorously challenge the remaining matters and pursue existing and possible additional counterclaims. Due to the uncertainties inherent in any litigation, however, there can be no assurance whether we will or will not prevail in our defense against digEcor’s remaining claims. We are also unable to determine at this time the impact this complaint and matter may have on our financial position or results of operations. We do not expect this litigation to affect our eVU business. We have an accrual of $80,000 as an estimate of our obligation related to the remaining general damage claim and we intend to seek restitution from Maycom for any damages we may incur but recovery from Maycom is not assured. Maycom is not involved in the design, tooling or production of our proprietary eVU mobile product. Moreover, we do not presently plan or expect to produce or sell digEplayer models to digEcor or other customers in the future.

DESCRIPTION OF PROPERTY

In March 2006, we entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet at 16770 West Bernardo Drive, San Diego, California with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling
$6,535 in the fifty-first through the sixty-second month.

We believe this facility is adequate to meet our needs for the next twelve months given current plans. However should we expand our operations, we may be required to obtain additional space or alternative space. We believe there is adequate availability of office space in the general vicinity to meet our future needs.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following table sets forth certain information with respect to each director, executive officer and key employee of e.Digital Corporation, as follows:

Name	Age	Position
Alex Diaz	41	Chairman of the Board and Director
William Blakeley	50	President and Chief Technical Officer
Robert Putnam	48	Senior Vice President, Interim Chief Accounting
		Officer, Secretary and Director
Allen Cocumelli	53	Director
Renee Warden	42	Director

Biographical Information

Alex Diaz - Mr. Diaz joined the Board in July 2002 and was appointed Chairman in November 2002. Mr. Diaz is Executive Vice President of Califormula Radio Group in San Diego, where he oversees the wide area network (WAN) linking audio, production studios, and transmitter sites, all of which he designed. He also established a Web presence for several of Califormula’s San Diego radio stations, including Jammin’ Z90, Radio Latina, and classical music station XLNC1. Before joining Califormula, Mr. Diaz worked at Radio Computing Services in New York. Mr. Diaz holds bachelor’s degrees in mathematics and computer science from the University of California in San Diego.

William Blakeley -Mr. Blakely was appointed President and Chief Technical Officer in November 2005. Mr. Blakeley has served as a Principal Systems Engineer and Manager for Northrop Grumman Radio Systems since August 2002. Mr. Blakeley also served as an independent consultant (program management) for two venture backed start ups from January 2002 until August 2002. He also served as Vice President of Engineering for Aegis Broadband Inc. from January 1999 until January 2002. He has also served as President of SDCOMM Technologies, Inc. from 1997 to 1999. From 1988 to 1997, Mr. Blakeley held various management positions with Scientific Atlanta, Inc. Mr. Blakeley obtained a Bachelor of Science degree in Applied Mathematics from San Diego State University in 1983 and a Master of Science degree in electrical engineering from San Diego State University in 1988.

Robert Putnam - Mr. Putnam was appointed Senior Vice President in April 1993. He was appointed a Director of e.Digital Corporation in 1995. In May 2005, Mr. Putnam assumed the additional responsibilities of Interim Chief Accounting Officer and Corporate Secretary. Mr. Putnam served as Secretary of e.Digital Corporation from March 1998 until December 2001. He served as a Director of American Technology Corporation (“ATC”) from 1984 to September 1997 and served as Secretary/Treasurer until February 1994, President and Chief Executive Officer from February 1994 to September 1997 and currently serves as investor relations of ATC. He also served as Secretary/Treasurer of Patriot Scientific (“Patriot”) from 1989 to 2000 and from 1989 to March 1998 was a Director of Patriot. Mr. Putnam obtained a B.A. degree in mass communications/advertising from Brigham Young University in 1983. Mr. Putnam devotes only part-time services to the company, approximately twenty hours per week.

Allen Cocumelli - Mr. Cocumelli was appointed to the Board of Directors on August 25, 1999 and served as Chairman of the Board from April 2000 until November 2002. Mr. Cocumelli has been Secretary and General Counsel of SimpleNet, Inc. since 2004. Prior thereto, Mr. Cocumelli was a Director of Website Services at Yahoo! Inc. from 2000 to 2004. Prior to joining Yahoo! Inc., Mr. Cocumelli was General Counsel of Simplenet Network Communications Inc. from 1996 and Chief Operating Officer of Simplenet Network Communications Inc. from November 1997 until 1999. Prior to joining Simplenet Network Communications Inc., Mr. Cocumelli was in the private practice of law. From 1978 to 1986 Mr. Cocumelli served as a manager in the Components Manufacturing Group and as Director of Corporate Training and Development at Intel. Mr. Cocumelli obtained a B.S. degree in Industrial Psychology from the University of California, Los Angeles in 1972 and a J.D. from Thomas Jefferson University in 1991. Mr. Cocumelli is a member of the California Bar Association.

Renee Warden - Ms. Warden was appointed to the Board of Directors on August 4, 2005. Ms. Warden has been Manager Special Projects/Collections of General Signal, Inc. (“General Signal”) since June 2006. Prior to joining General Signal, Ms. Warden was Vice President and Controller for Kintera, Inc. from May 2005 to May 2006. Prior to joining Kintera, Inc., Ms. Warden was an executive officer of e.Digital Corporation. Ms. Warden joined e.Digital Corporation in 1991 as Accounting Manager. In 1997 Ms. Warden was appointed Controller and Corporate Secretary for e.Digital Corporation and in 2003 was promoted to Chief Accounting Officer and Secretary until May 2005. From 1993 to 2003 Ms. Warden also held the positions of Chief Accounting Officer, Secretary and Director of Human Resources for ATC. Ms. Warden obtained a B.S. degree in business accounting from the University of Phoenix in 1999.

Board of Directors - Overview

The Company’s bylaws state that the Board of Directors shall consist of not less than four nor more than seven members. The specific number of Board members within this range is established by the Board of Directors and is currently set at five. The terms of all directors will expire at the next annual meeting of our company’s stockholders, or when their successors are elected and qualified. Directors are elected each year, and all directors serve one-year terms. Officers serve at the pleasure of the Board of Directors. There are no arrangements or understandings between our company and any other person pursuant to which he was or is to be selected as a director, executive officer or nominee. There are no other persons whose activities are material or are expected to be material to our company’s affairs.

The Board of Directors met five times during fiscal 2006 and acted by unanimous written consent four times. During such fiscal year, each Board member attended 100% of the meetings of the Board held during the period for which he was a director.

Board of Directors - Committees

The Company has an Audit Committee and a Compensation Committee.

Audit Committee. The Audit Committee, currently consisting of Ms. Warden and Messrs. Diaz and Putnam, reviews the audit and control functions of e.Digital Corporation, e.Digital Corporation’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by our company’s auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management and management’s response thereto. The Audit Committee was designated on June 7, 2000 and held four meetings during the fiscal year ended March 31, 2006.

Compensation Committee. The Compensation Committee is currently comprised of two non-employee Board members, Allen Cocumelli and Alex Diaz. The Compensation Committee reviews and recommends to the Board the salaries, bonuses and prerequisites of our company’s executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers such plans. No executive officer of our company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our company’s Board of Directors or Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended March 31, 2006.

Board of Directors - Audit Committee Financial Expert

The Company has a standing Audit Committee that includes the following three members of the Board of Directors: Renee Warden, Alex Diaz and Robert Putnam. Ms. Warden has been designated as the “Audit Committee Financial Expert,” as defined by Regulation S-K, although as a former executive officer of the company she is not or an “independent” director, as defined under the NASDAQ National Stock Market rules and Rule 10A-3 of the Securities Exchange Act of 1934.

Board of Directors - Compensation

Stock Options - Directors have received in the past and may receive in the future stock options pursuant to our company’s stock option plans.

Standard Compensation - Our company has no other arrangements to pay any direct or indirect remuneration to any of our directors in their capacity as directors other than in the form of reimbursement of expenses for attending directors’ or committee meetings.

EXECUTIVE COMPENSATION

The following table sets forth for the years ended March 31, 2006, 2005 and 2004, the cash compensation of Mr. William Blakeley, current President and Chief Technical Officer, Mr. Atul Anandpura,, former President and Chief Executive Officer and Mr. Alfred H. Falk, former President and Chief Executive Officer (collectively, the “Named Executive Officers”). No other persons served as Executive Officer of e.Digital Corporation during the fiscal year ended March 31, 2006 and received total compensation in excess of $100,000.

Summary Compensation Table

		Annual	Compensation		Long Term Compensation Options	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Other(1)	(# of Shares)	Compensation
William Blakeley, President and	2006	$42,023	$-0-	$-0-	1,750,000	-0-
Chief Technical	2005	$-0-	$-0-	$-0-	-0-	-0-
Officer	2004	$-0-	$-0-	$-0-	-0-	-0-

Atul Anandpura, President and	2006	$70,983	$-0-	$-0-	-0-	-0-
Chief Executive	2005	$162,612	$-0-	$-0-	1,000,000	-0-
Officer(2)	2004	$141,750	$-0-	$-0-	350,000	-0-

Alfred H. Falk, President and	2006	$155,000	$-0-	$-0-	750,000	-0-
Chief Executive	2005	$155,000	$-0-	$2,215	400,000	-0-
Officer(3)	2004	$155,000	$35,000	$9,600	400,000	-0-

(1)	Auto allowance.
(2)	Mr. Anandpura resigned as President and Chief Executive Officer and as a director effective October 26, 2005.
(3)	Mr. Falk resigned as President and Chief Executive Officer and as a director effective July 1, 2004. Mr. Falk continues to be employed by our company as Vice President of Business Development.

Option Grants

Shown below is further information on grants of stock options to the Named Executive Officers reflected in the Summary Compensation Table shown above.

Option Grants for Fiscal Year Ended March 31, 2006

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation
Name	Granted	Fiscal Year	Price	Date	5%/$	10%/$
William Blakeley	1,500,000(2)	20%	$0.09	11/14/10	37,298	82,419
	250,000(3)	3%	$0.145	3/31/11	10,015	22,131

Alfred H. Falk(1)	750,000(3)	10%	$0.145	3/31/11	30,046	66,393

(1)	Mr. Falk resigned as President and Chief Executive Officer and as a director effective July 1, 2004. Mr. Falk continues to be employed by our company as Vice President of Business Development.
(2)	These options vest 33% upon grant and quarterly thereafter over two years.
(3)	These options vest 25% annually commencing on March 31 2006.

Aggregated Option Exercises and Fiscal Year-end Values

The following table provides information on exercised and unexercised options of the Named Executive Officers at March 31, 2006:

Fiscal Year-End Option Values

	Number of Shares Acquired on	Value	Number of Unexercised Options at March 31, 2006		Value of Unexercised In-the-Money Options at March 31, 2006(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
William Blakeley	1,750,000	$54,063	562,500	1,187,500	30,313	60,938

Alfred H. Falk	750,000	$27,188	187,500	562,500	938	2,813

(1)	Based on the last sale price at the close of business on March 31, 2006 of $0.15.

The Company has not awarded stock appreciation rights to any of its employees and has no long-term incentive plans, as that term is defined in Securities and Exchange Commission regulations. The Company has no defined benefit or actuarial plans covering any person.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of March 31, 2006, with respect to compensation plans (including individual compensation arrangements) under which equity securities of e.Digital Corporation are authorized for issuance, aggregated as follows:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,071,666	$0.19	2,810,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	11,071,666	$0.19	2,810,000

Employment Agreements

All employees of e.Digital Corporation, including executive officers, are employees at-will.

CERTAIN TRANSACTIONS

Conflicts of Interest. Certain conflicts of interest now exist and will continue to exist between e.Digital Corporation and its officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. We have not established policies or procedures for the resolution of current or potential conflicts of interest between our company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in our company’s favor. The officers and directors are accountable to our company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling our company’s affairs. Failure by them to conduct our company’s business in its best interests may result in liability to them.

Officer and director Robert Putnam also acts as Vice President, Investor Relations of ATC. The possibility exists that these other relationships could affect Mr. Putnam’s independence as a director and/or officer of e.Digital Corporation. Mr. Putnam is obligated to perform his duties in good faith and to act in the best interest of our company and its stockholders, and any failure on his part to do so may constitute a breach of his fiduciary duties and expose such person to damages and other liability under applicable law. While the directors and officers are excluded from liability for certain actions, there is no assurance that Mr. Putnam would be excluded from liability or indemnified if he breached his loyalty to our company.

Transactions with Management. None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following security ownership information is set forth, as of January 15, 2007, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of our company’s outstanding common stock and with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table currently employed by e.Digital Corporation, and all current directors, nominees and executive officers as a group (five persons). Other than as set forth below, e.Digital Corporation is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of our company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Title of Class
William Blakeley
16770 West Bernardo Drive
San Diego, CA 92127	1,692,708 (1)	*	Common
Robert Putnam
16770 West Bernardo Drive
San Diego, CA 92127	3,008,291(2)	1.2%	Common
Allen Cocumelli
16770 West Bernardo Drive
San Diego, CA 92127	576,000(3)	*	Common
Alex Diaz
16770 West Bernardo Drive
San Diego, CA 92127	835,000(4)	*	Common
Renee Warden
16770 West Bernardo Drive
San Diego, CA 92127	375,000(5)	*	Common
All officers, directors and nominees
as a group (5 persons)	6,486,999(6)	2.7%	Common

(1)	Includes options and warrants exercisable within 60 days to purchase 1,130,208 shares.
(2)	Includes options and warrants exercisable within 60 days to purchase 269,291 shares.
(3)	Includes options exercisable within 60 days to purchase 575,000 shares.
(4)	Includes options exercisable within 60 days to purchase 475,000 shares.
(5)	Includes options exercisable within 60 days to purchase 375,000 shares.
(6)	Includes options and warrants exercisable within 60 days to purchase 2,824,999 shares.

* Less than 1%

Series D Preferred Stock

The following security ownership information is set forth as of January 15, 2007, with respect to certain persons or groups known to e.Digital Corporation to be beneficial owners of more than 5% of Series D Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Title of Class
Jerry E. Polis Family Trust
980 American Pacific Dr. Ste. 111			Series D
Henderson, NV 89014	85,000 (2)	93.4%	Preferred Stock

Palermo Trust
8617 Canyon View Dr.			Series D
Las Vegas, NV 89117	6,000 (3)	6.6%	Preferred Stock

(1)
Represents number of shares of Series D Preferred Stock, held as of January 15, 2007. At such date an aggregate of 96,000 shares of Series D Preferred Stock were issued and outstanding convertible into an aggregate of 16,894,836 shares of common stock subject to a 4.999% conversion limitation.

(2)	Jerry E. Polis is Trustee and believed by our company to have sole voting and investment power with respect to the Series D Preferred Stock held.
(3)	.James A. Barnes is Trustee and believed by our company to share voting and investment power with his spouse with respect to the Series D Preferred Stock held.

DESCRIPTION OF SECURITIES

General

The company is authorized to issue up to 300,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value, issuable in series. The following description of our capital stock is subject to and qualified in its entirety by our Certificate of Incorporation, Bylaws and amendments thereto, including the various Certificates of Designation of Preferences, Rights and Limitations filed from time-to-time, and by the provisions of applicable Delaware law.

As of January 15, 2007, 100,000 shares of preferred stock have been designated as Series A Redeemable Convertible Preferred Stock, 300 shares of preferred stock have been designated as 7% Series B Convertible Preferred Stock, 400 shares of preferred stock have been designated as 7% Series C Convertible Preferred Stock, 250,000 shares of preferred stock have been designated as Series D Preferred Stock, 15,000 shares of preferred stock have been designated as 8% Series E Convertible Preferred Stock, 20,000 shares of preferred stock have been designated as 8% Series EE Convertible Preferred Stock. As of January 15, 2007, (i) 241,058,995 shares of common stock have been issued and are outstanding, (ii) all shares of Series A, B, C, E and EE preferred stock have been fully converted and are no longer outstanding and (iii) 91,000 shares of Series D preferred stock remain outstanding.

Common Stock

The holder of each share of common stock:

•	is entitled to one vote on all matters submitted to a vote of the stockholders of e.Digital Corporation, including the election of directors. There is no cumulative voting for directors;

•	does not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the company; and

•	is entitled to receive such dividends as the Board of Directors may from time-to-time declare out of funds legally available for payment of dividends.

No dividend may be paid on the common stock until all accumulated and unpaid dividends on the Series D preferred stock have been paid. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution, subject to the liquidation preference of the Series D preferred stock (of $10.00 per share) and any unpaid and accumulated dividends on the Series D preferred stock.

Series D Preferred Stock

The holders of shares of Series D preferred stock:

•	have the number of votes per share equal to the number of shares of common stock into which each such share is convertible (i.e., one share of series D preferred stock equals one-hundredth of a vote);

•	are entitled to vote on all matters submitted to the vote of the stockholders of e.Digital Corporation, including the election of directors; and

•	are entitled to an annual cumulative dividend of %12 per annum, payable when, as and if declared by the Board of Directors.

As of January 15, 2007, there are 91,000 shares (stated value of $10 per preferred share) of Series D preferred stock outstanding convertible into approximately 16,894,836 shares of common stock. The Series D preferred stock is subject to automatic conversion on or about December 31, 2007.

7.5% Convertible Subordinated Term Note

On December 12, 2006 we issued a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 in exchange for previously outstanding 15% Unsecured Promissory Notes which were cancelled. Pursuant to the terms of the Exchange Note we have agreed to pay to Davric Corporation monthly principal and interest installments of $6,000 starting December 2006, increasing to $15,000 starting in February 2007, $30,000 starting in December 2007 and $50,000 starting in December 2008 with maturity November 30, 2009. Commencing with the February 2007 installment payment, we may, subject to certain limitations, elect to make such installment payments either in cash or in shares of common stock (“Monthly Installment Shares”). Monthly Installment Shares will be valued at the arithmetic average of the closing prices for the last five trading days of the applicable month without discount. Installment note payments must be paid in cash if the computed average price is less than $0.10 per share. Subject to certain notice periods and other limitations, the balance of the Exchange Note is convertible by Davric Corporation at $0.30 per common share beginning February 1, 2007 and we may elect to call the Exchange Note for mandatory conversion if the closing sale price of our common stock is at least $0.40 per share for ten consecutive trading days. We also may prepay the Exchange Note in full or in minimum parts of $50,000 on ten-day notice. The Exchange Note may be subordinate to certain future senior indebtedness as defined in the Exchange Note. The Company is not obligated to register the Exchange Shares, any Monthly Installment Shares or any shares issuable on conversion of the Exchange Note.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at higher than prevailing market prices.

Options

As of January 15, 2007, options to purchase a total of 11,726,666 shares of common stock were outstanding pursuant to the Company’s stock option plans. The total number of shares of common stock that may be subject to the granting of options under the 2005 Equity-Based Compensation Plan is equal to 10,000,000 shares of common stock of which 1,910,000 were available for grant at January 15, 2007.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may also adopt, amend or repeal our bylaws by the holders of at least a majority of the voting power of all outstanding voting stock.

Special Stockholders’ Meetings. Our bylaws provide that special meetings of the stockholders may be called only by the board, the chairman of the board or the president, and shall be called at the written request of holders of shares of outstanding stock with 10% or more of the voting power of all outstanding voting stock.

Board Vacancies to be Filled by Remaining Directors and Not Stockholders. Our bylaws provide that any vacancies on our board will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum, or by our stockholders.

Limitation of liability of directors. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Requirements for Advance Notification of Stockholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the majority of members of the board of directors. These provisions may preclude stockholders from bringing matters before a stockholders’ meeting or from making nominations for directors at a stockholders’ meeting.

No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Delaware Anti-Takeover Law

We have not opted out of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder, absent certain circumstances described in Section 203.

Shares Eligible for Future Sale

As of January 26, 2007, 243,142,328 shares of common stock have been issued and are outstanding. If all of the shares being registered in this Prospectus are issued, we will have 258,142,328 shares issued and outstanding. Of these shares, all 22,866,666 shares registered in this offering will be freely tradable without restriction or further registration un the Securities Act of 1933, unless such shares are purchases by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. As of January 15, 2007, approximately 7,412,000 shares are eligible for sale under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144.

Rule 144.  In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of our company, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding (approximately 2,004,310 shares) as of December 31, 2006; or

•	the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

No prediction can be made as to the effect, if any that market sales of the company’s common stock, or the availability of the common stock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of the company’s common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities.

Form S-8. On July 28, 2006, we filed a Registration Statement on Form S-8 to register a total of 10,000,000 shares underlying our 2005 Equity-Based Compensation Plan. All of such shares are available for resale outside the provisions of Rule 144 (subject to our officers and directors still being subject to Rule 144 volume limitations for Form S-8 resales).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 E. 4800 South, Suite 100, Salt Lake City, Utah 84117-5126.

LEGAL MATTERS

The validity of the securities offered will be passed on for the company by McConnell, Dunning & Barwick LLP, Aliso Viejo, California.

EXPERTS

The consolidated financial statements of e.Digital Corporation and subsidiary at March 31, 2004, 2005 and 2006 appearing in this Prospectus and Registration Statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of Singer Lewak Greenbaum & Goldstein LLP, as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. In addition, such information may be accessed electronically at the Securities and Exchange Commission’s web site on the Internet at www.sec.gov.

This Prospectus is part of a larger registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of e.Digital Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2006 AND 2005	F-3

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
MARCH 31, 2006, 2005 AND 2004	F-4

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED
MARCH 31, 2006, 2005 AND 2004	F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
MARCH 31, 2006, 2005 AND 2004	F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-7

REPORT OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FINANCIAL STATEMENT SCHEDULE	F-23

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS	F-24

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-25

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2006 AND
MARCH 31, 2006	F-26

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE-MONTH
AND SIX-MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005	F-27

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE-MONTH
AND SIX-MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005	F-28

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, CA

We have audited the consolidated balance sheets of e.Digital Corporation and subsidiary (the “Company”) as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, and its total liabilities exceeds its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, CA
June 28, 2006

 e.Digital Corporation and subsidiary

CONSOLIDATED BALANCE SHEETS
[See Note 1 - Nature of Operations and Basis of Presentation]

As of March 31,	2006	2005
	$	$
ASSETS
Current
Cash and cash equivalents	1,058,723	1,289,253
Accounts receivable, trade	2,670	52,841
Deposits and prepaid expenses	31,667	505,353
Total current assets	1,093,060	1,847,447
Property and equipment, net of accumulated depreciation of $593,266 and $529,772, respectively	62,508	126,002
Total assets	1,155,568	1,973,449
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current
Accounts payable, trade	261,196	521,347
Other accounts payable and accrued liabilities	107,145	83,295
Accrued lease liability	515,000	515,000
Accrued employee benefits	117,108	134,442
Dividends	402,305	352,044
Deferred revenue	-	46,888
Customer deposits	793,750	707,250
Convertible subordinated promissory notes, less $1,103,031 and $58,045 for unamortized debt discount, respectively	396,969	941,955
Unsecured promissory notes, short term	1,015,954	35,000
Total current liabilities	3,609,427	3,337,221
Deferred revenue	-	6,942
Unsecured promissory note	-	889,855
Total liabilities	3,609,427	4,234,018
Commitments and Contingencies

Stockholders’ deficit
Preferred stock, $10.00 stated value; 5,000,000 shares authorized
Series D Convertible Preferred stock 250,000 shares designated: 96,000 and 115,000 issued and outstanding, respectively. Liquidation preference of $1,334,321 and $1,465,100, respectively	960,000	1,150,000
Series EE Convertible and Redeemable Preferred stock 20,000 shares designated: 2,500 and 12,500 issued and outstanding, respectively. Liquidation preference of $277,342 and $1,286,944 respectively	250,000	1,250,000
Common stock, $0.001 par value, authorized 300,000,000, 200,431,000 and 170,493,385 shares outstanding, respectively	200,431	170,494
Additional paid-in capital	73,710,110	67,475,009
Dividends	(402,305)	(352,044)
Accumulated deficit	(77,172,095)	(71,954,029)
Total stockholders’ deficit	(2,453,859)	(2,260,569)
Total liabilities and stockholders’ deficit	1,155,568	1,973,449

See accompanying notes

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS
[See Note 1 - Nature of Operations and Basis of Presentation]

As of March 31,	2006	2005	2004
	$	$	$
Revenues:
Products	3,174,730	4,002,212	2,686,894
Services	75,761	250,175	731,286
	3,250,491	4,252,387	3,418,180

Cost of revenues:
Products	2,643,034	3,149,357	2,438,683
Services	4,875	105,795	290,100
Impairment of deposits and other	488,611	-	-
	3,136,520	3,255,152	2,728,783
Gross profit	113,971	997,235	689,397

Operating expenses:
Selling and administrative	1,317,859	1,517,619	1,486,620
Research and related expenditures	1,337,568	1,515,238	1,531,177
Total operating expenses	2,655,427	3,032,857	3,017,797

Operating loss	(2,541,456)	(2,035,622)	(2,328,400)

Other income (expense):
Interest income	9,062	3,785	424
Loss on disposal of asset	-	-	(66,346)
Interest expense	(573,500)	(384,040)	(121,698)
Other	(787)	(936)	(323)
Other income (expense)	(565,225)	(381,191)	(187,943)

Loss and comprehensive loss for the period	(3,106,681)	(2,416,813)	(2,516,343)
Imputed deemed dividends on Series E Preferred Stock	-	-	(693,615)
Imputed deemed dividends on Series EE Preferred Stock	-	(1,100,611)	-
Additional deemed dividends on conversion repricing of Series D and EE Preferred Stock	(1,999,951)	-	-
Accrued dividends on the Series D and EE Preferred Stock	(161,695)	(225,588)	(258,827)
Loss attributable to common stockholders	(5,268,327)	(3,743,012)	(3,468,785)
Loss per common share - basic and diluted	(0.03)	(0.02)	(0.02)
Weighted average common shares outstanding	177,472,037	165,525,386	155,100,330

See accompanying notes

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
[See Note 1 - Nature of Operations and Basis of Presentation]

		Common stock		Additional		Accumulated
	Preferred stock	Shares	Amount	paid-in capital	Dividends	deficit
Balance, March 31, 2003	2,050,000	147,604,343	147,605	61,022,460	(61,500)	(65,032,792)
Shares issued for cash	-	4,913,160	4,913	928,587	-	-
Stock issued on exercise of stock options	-	1,019,838	1,020	151,305	-	-
Stock issued on exercise of warrants	-	808,788	809	71,131	-	19
Shares issued for debt	-	1,052,632	1,053	198,946	-	-
Shares issued to vendors	-	195,913	196	49,067	-	-
Shares issued for conversion of Series E preferred stock	(400,200)	1,183,073	1,183	407,519	8,502	(8,502)
Shares issued for conversion of Series D preferred stock	(600,000)	3,500,121	3,500	661,528	65,028	(65,028)
Value assigned to 250,000 restricted shares of common stock issued to vendor	-	250,000	250	132,250	-	-
Beneficial conversion feature on Series E preferred stock	-	-	-	693,615	-	(693,615)
Issuance of Series E preferred stock	1,262,250	-	-	-	-	-
Accrued dividends on the Series D preferred stock	-	-	-	-	(224,412)	-
Accrued dividends on the Series E preferred stock	-	-	-	-	(34,416)	-
Loss for the year	-	-	-	-	-	(2,516,343)
Balance, March 31, 2004	2,312,050	160,527,868	160,528	64,316,408	(246,798)	(68,316,261)
Shares issued upon exercise of stock options	-	30,000	30	4,620	-	-
Shares issued to satisfy trade payable	-	-	-	11,729	-	-
Shares issued upon exercise of warrants	-	394,872	395	66,105	-	-
Value assigned to warrants in connection with equity financing	-	-	-	271,121	-	-
Deemed dividends on Series EE preferred stock	-	-	-	1,100,611	-	(1,100,611)
Issuance of Series EE preferred stock	1,850,000	-	-	-	-	-
Offering costs on Series EE preferred stock	-	-	-	(168,435)	-	-
Shares issued for conversion of Series E preferred stock	(862,050)	4,375,146	4,375	896,576	38,902	(38,902)
Shares issued for conversion of Series D preferred stock	(300,000)	1,931,871	1,932	365,119	67,051	(67,051)
Shares issued for conversion of Series EE preferred stock	(600,000)	3,233,628	3,234	611,155	14,389	(14,389)
Dividends on Series D, E & EE preferred stock	-	-	-	-	(225,588)	-
Loss and comprehensive loss	-	-	-	-	-	(2,416,813)
Balance, March 31, 2005	2,400,000	170,493,385	170,494	67,475,009	(352,044)	(71,954,029)
Shares issued for conversion of Series D preferred stock	(190,000)	2,755,976	2,756	254,649	67,406	(67,406)
Shares issued for conversion of Series EE preferred stock	(1,000,000)	6,956,639	6,956	1,037,072	44,028	(44,028)
Dividends on Series D and EE preferred stock	-	-	-	-	(161,695)	-
Shares issued upon exercise of warrants	-	1,475,000	1,475	116,525	-	-
Value assigned to reprice of subordinated debt warrants	-	-	-	120,062	-	-
Proceeds from sale of common stock at $0.08 per share	-	18,750,000	18,750	1,481,250	-	-
Value assigned to warrants and preferred convertible debt repricing in connection with common stock issuance	-	-	-	3,225,543	-	-
Value on repricing of preferred stock	-	-	-	-	-	(1,999,951)
Loss and comprehensive loss	-	-	-	-	-	(3,106,681)
Balance, March 31, 2006	1,210,000	200,431,000	200,431	73,710,110	(402,305)	(77,172,095)

See accompanying notes

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS
[See Note 1 - Nature of Operations and Basis of Presentation]

As of March 31,	2006	2005	2004
	$	$	$
OPERATING ACTIVITIES
Loss for the period	(3,106,681)	(2,416,813)	(2,516,343)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	63,494	48,452	99,853
Allowance for doubtful accounts	-	-	36,018
Accrued interest and accretion relating to secured promissory notes	112,500	37,500	112,481
Impairment of deposit	603,750	-	-
Amortization of interest on warrants issued in connection with the
12% convertible subordinated promissory notes	300,665	174,138	-
Stock issued to vendor	-	11,729	-
Gain on settlement of accounts payable debt	(125,135)	-	(162,828)
Loss on disposal of asset	-	-	66,346
Changes in assets and liabilities:
Accounts receivable, trade	50,171	(16,690)	109,368
Inventory	-	5,009	133,786
Deposits and prepaid expenses	(130,064)	(476,268)	63,506
Deferred contract charges	-	-	218,192
Accounts payable, trade	(135,016)	135,894	(6,638)
Other accounts payable and accrued liabilities	23,850	12,441	(57,233)
Customer deposits	86,500	707,250	-
Accrued employee benefits	(17,334)	(51,295)	(17,290)
Deferred revenue	(53,830)	(122,613)	(135,260)
Cash (used in) operating activities	(2,327,130)	(1,951,265)	(2,056,042)
INVESTING ACTIVITIES
Purchase of property and equipment	-	(15,816)	(145,690)
Increase in restricted cash	-	-	1,200
Cash (used in) investing activities	-	(15,816)	(144,490)
FINANCING ACTIVITIES
Proceeds from 12% Convertible Subordinated Promissory Notes	500,000	1,000,000	-
Proceeds from issuance of Series E Preferred Stock	-	-	1,262,250
Proceeds from issuance of Series EE Preferred Stock	-	1,850,000	-
Proceeds from issuance of Common Stock	1,500,000	-	933,500
Proceeds from exercise of warrants	118,000	66,500	71,959
Proceeds from 24% Unsecured Note	-	-	269,300
Payment for private placement fee in connection with the Series EE Preferred Stock	-	(129,500)	-
Payment on 15% Unsecured Note	(21,400)	(3,270)	(104,754)
Proceeds from exercise of stock options	-	4,650	152,325
Cash provided by financing activities	2,096,600	2,788,380	2,584,580
Net increase (decrease) in cash and cash equivalents	(230,530)	821,299	384,048
Cash and cash equivalents, beginning of period	1,289,253	467,954	83,906
Cash and cash equivalents, end of period	1,058,723	1,289,253	467,954

See accompanying notes

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The consolidated financial statements have been prepared, by management, in accordance with accounting principles generally accepted in the United States on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $77,172,095 at March 31, 2006 [2005 - $71,954,029]. At March 31, 2006, the Company had a working capital deficiency of $2,516,367. Substantial portions of the losses are attributable to marketing costs of the Company’s new technology and substantial expenditures on research and development of technologies. The Company’s operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. The Company’s ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing.

Management of our company has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to new business customers and new markets and (c) raising additional capital and/or obtaining financing.

There can be no assurance the Company can successfully accomplish these steps and it is uncertain the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, e.Digital Corporation (a company incorporated in the State of California). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable trade, other accounts payable and accrued liabilities, accrued lease liability, accrued employee benefits, preferred stock and unsecured promissory notes. Management has determined that the carrying value of cash and cash equivalent, accounts receivable, accounts payable trade and other accounts payable and accrued liabilities and accrued employee benefits approximate their fair value due to their short term nature. Management has determined that the carrying value of the preferred stock and unsecured promissory notes approximates its fair value based on discounted cash flows at market rates. The fair value of the accrued lease liability is not readily determinable as it has no fixed repayment terms.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Translation of foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated into U.S. dollars at the rates prevailing on the respective transaction dates. Gains and losses on foreign currency transactions, which have not been material, are reflected in the consolidated statements of operations.

Loss per share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted loss per share reflects the potential dilution of securities that could share in the loss of an entity. As at March 31, 2006, stock options, warrants and convertible preferred stock and notes exercisable into 64,049,961 [2005 - 28,255,962] [2004 - 19,727,293] shares of common stock were outstanding. These securities were not included in the computation of diluted loss per share because they are antidilutive, but they could potentially dilute earnings (loss) per share in future years.

The provisions of each of the Company’s series D, E and EE of preferred stock provided for a 12%, 8% and 8% per annum accretion, respectively in the conversion value (similar to a dividend). These amounts increase the net loss available to common stockholders. Net loss available to common stockholders is computed as follows:

Years ended March 31,	2006	2005	2004
Net loss	$(3,106,681)	$(2,416,813)	$(2,516,343)
Imputed deemed dividends on Series E preferred stock	-	-	(693,615)
Imputed deemed dividends on Series EE preferred stock	-	(1,100,611)	-
Additional deemed dividends on conversion repricing of Series D and EE preferred stock	(1,999,951)	-	-
Accretion on preferred stock:
Series D preferred stock, 12% stated rate	(126,944)	(156,289)	(224,412)
Series E preferred stock, 8% stated rate	-	(17,966)	(34,416)
Series EE preferred stock, 8% stated rate	(34,751)	(51,333)	-
Net loss available to common stockholders	$(5,268,327)	$(3,743,012)	$(3,468,786)

Guarantees and Indemnifications

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others -- an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34.” The following is a summary of the Company’s agreements that the Company has determined are within the scope of FIN No. 45:

The Company provides a one year limited warranty for most of its products. See “Warranty Liabilities.”

Revenue recognition

The Company recognizes license revenue and product revenue upon shipment of a product to the customer, FOB destination or FOB shipping point depending on the specific contract term, if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and there are no resulting obligations. Research and development contract revenues on short-term projects or service revenue is recognized once the services or product has been delivered, the fee is fixed and determinable, collection of the resulting receivable is probable and there are no resulting obligations. If all of the service or product has been delivered and there is one element that is perfunctory to the services or product that has not been delivered, revenue will be recognized evenly over the remaining term of the undelivered element.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Research and development contract revenue on long-term projects is recognized on the percentage of completion method. Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue as they are earned.

Cash equivalents

Cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the date of purchase and are recorded at cost, which approximates fair value. Cash equivalents consist principally of investments in short-term money market instruments.

Deposits and Prepaid Expenses

Deposits and prepaid expenses are recorded at amounts paid to suppliers or others. Amounts recorded are evaluated for impairment periodically and at March 31, 2006 a charge of $603,750 was expensed to cost of revenues to reflect impairment of deposits made to a contract manufacturer that has failed to timely deliver with no assurance of future performance.

Inventory

Inventory is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

Property and equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 7 years or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term. When assets are sold or retired, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is credited or charged to income. Maintenance and repair costs are charged to operations when incurred.

Intangible assets

Intangible assets include third party costs relating to obtaining patents, which are deferred when management is reasonably certain the patent will be granted. Such costs are amortized to operations over the life of the patent. If management determines that development of products to which patent costs relate is not reasonably certain, or that deferred patent costs exceed net recoverable value, such costs are charged to operations. Intangible assets also include website development costs incurred during the application development stage of the Company’s website which have been capitalized and are amortized over a two year period on the straight-line method. All other patent and website related costs are charged to operations when incurred.

Advertising

Advertising costs are charged to expense as incurred. The Company expensed $104, $420 and $12,263 for the years ending March 31, 2006, 2005 and 2004, respectively.

Research and Development costs
Research and development costs are expensed as incurred.

Warranty Liability

The Company warrants its products to be free from defects in materials and workmanship for a period ranging up to one year from the date of purchase, depending on the product. The warranty is generally a limited warranty, and in some instances imposes certain shipping costs on the customer. The Company currently provides direct warranty service. Some agreements with customers require certain quantities of product be made available for use as warranty replacements. International market warranties are generally similar to the U.S. market.

The Company establishes a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. Factors affecting warranty reserve levels include the number of units sold and anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period. See Schedule II for additional information regarding warranties.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Interest Expense

Interest expense includes interest expense and non-cash amortization of debt discount.

Leases

Leases entered into are classified as either capital or operating leases. Leases, which substantially transfer all benefits and risks of ownership of property to the Company, are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

Rental payments under operating leases are expensed as incurred.

Shipping and handling costs

Amounts paid by customers for shipping and handling are included in product revenues. Actual shipping and handling costs are included in product cost of revenues.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse.

Stock based compensation

Stock-Based Compensation - We currently account for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation, and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-based Compensation - Transition and Disclosure. Under APB 25 and related interpretations, compensation is based on the difference, if any, on the date of the grant, between the fair value of our common stock and the exercise price.

Our accounting treatment of stock options will significantly change during 2007 due to our planned adoption of SFAS No. 123R (SFAS 123(R)), Share-Based Payment, which is effective for fiscal years beginning after June 15, 2005. See Recently Issued Accounting Pronouncements below.

The following table illustrates the effect on net income (loss) and net income (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to employee stock benefits, including shares issued under the stock option plans and under our Employee Stock Purchase Plan (collectively “options”). For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods. Pro forma information follows:

Year Ended March 31,	2006	2005	2004
Net loss available to common stockholders, as reported	$(5,268,327)	$(3,743,012)	$(3,468,785)
Add: Total stock-based employee compensation recorded	-	-	-
Deduct: Total stock-based employee compensation expense
determined under fair value based method for all awards	(147,050)	(132,220)	(273,469)
Pro forma net loss available to common stockholders	(5,415,377)	$(3,875,232)	$(3,742,254)
Earnings per share:
Basic-as reported	$(0.03)	$(0.02)	$(0.02)
Basic-pro forma	$(0.03)	$(0.02)	$(0.02)
Diluted-as reported	$(0.03)	$(0.02)	$(0.02)
Diluted-pro forma	$(0.03)	$(0.02)	$(0.02)

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The Fair value of options, used as a basis for the above pro forma disclosures, was estimated at the date of grant using the Black-Scholes option-pricing model. The option pricing assumptions include no expected dividends, 96 volatility in 2004, 72.6 volatility in 2005, and 87.38 volatility in 2006, expected life of the options of 2.5 years in 2004, 2005 and 2006 and a risk-free interest rate of 1.74% for 2004, 2.86% for 2005, and 4.95% for 2006.

Beginning with the quarter ending June 20, 2006, the Company will account for its stock-based compensation plans in accordance with SFAS Statement No. 123, “Accounting for Stock Based Compensation (revised).” See note 2.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. For the years ended March 31, 2006, 2005 and 2004, there were no material differences between comprehensive income and net loss for the year.

Software development costs

The Company accounts for software development costs in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Development costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to research and related expenditures in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value.

Segment information

The Company identifies its operating segments based on how management internally evaluates separate financial information (if available), business activities and management responsibility. The Company believes it operates in a single business segment, the development, manufacture and marketing of electronic products, offering engineering services to electronics companies to create portable digital devices that can link to personal computers and the Internet.

Common stock issued for services

The Company records compensation expense for common stock issued for services based on the estimated fair market value. Estimated fair market value is determined based on the quoted closing-bid stock price on the day of issuance.

Derivative Instruments

The Company values derivative instruments in accordance with the interpretative guidance of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and associated pronouncements related to the classification and measurement of warrants and instruments with embedded conversion features. The Company makes certain assumptions and estimates to value its derivative liabilities. Factors affecting these liabilities and values include changes in the stock price and other assumptions.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Reclassifications

Certain amounts included in the prior year financial statements have been reclassified to conform to the current year’s presentation. These reclassifications have no affect on the reported net income.

Recent accounting pronouncements

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment, which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires that compensation costs relating to share-based payment transactions be recognized in financial statements. The pro forma disclosure previously permitted under SFAS 123 will no longer be an acceptable alternative to recognition of expenses in the financial statements. SFAS 123(R) is effective as of the beginning of the first reporting period that begins after June 15, 2005, with early adoption encouraged. We currently measure compensation costs related to share-based payments under APB 25, as allowed by SFAS 123, and provide disclosure in notes to financial statements as required by SFAS 123. We are required to adopt SFAS 123(R) starting in fiscal 2007. We expect the adoption of SFAS 123(R) will have a material adverse impact on our net income and net income per share. We are currently in the process of evaluating the extent of such impact. We have also not yet determined our method of adoption of FAS 123(R). Please see our disclosure under Footnote 2 to our Consolidated Financial Statements addressing stock-based compensation.

During March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 107, guidance on SFAS No. 123 (revised 2004) SAB 107 was issued to assist preparers by simplifying some to the implementation challenges of SFAS No. 123 (revised 2004) while enhancing the information that investors receive. The Company will consider the guidance provided by SAB No. 107 as it implements SFAS 123 (revised 2004) during fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect the adoption of SFAS 151 to have a material effect on the Company’s results of operations or financial condition.

In December 2004, the FASB issued FAS No. 153, “Exchange of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of FAS No. 153, effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005, or our fiscal year commencing on April 1, 2006, is not expected to have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” FASB Statement of Accounting Standards (SFAS) 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS 154 completely replaces Accounting Principles Bulletin (APB) Opinion 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. The Statement is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. Management does not expect adoption of SFAS No. 154 to have a material impact on the Company’s financial statements.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect the adoption of FIN 47 to have a material effect on the Company’s results of operations or financial condition.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. Generally, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” requires that a derivative embedded in a host contract that does not meet the definition of a derivative be accounted for separately (referred to as bifurcation) under certain conditions. That general rule notwithstanding, SFAS No. 133 (prior to amendments made to it by SFAS No. 155) provides a broad exception for interest-only and principal-only strips initially resulting from the separation of rights to receive contractual cash flows of a financial instrument that itself does not contain an embedded derivative that would have been accounted for separately. SFAS 155 amends SFAS 133 to restrict the scope exception to strips that represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. Prior to amendments made by SFAS 155, SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” permitted a qualifying special-purpose entity (SPE) to hold only passive derivative financial instruments pertaining to beneficial interests (other than another derivative financial instrument) issued or sold to parties other than the transferor. SFAS 155 amends SFAS 140 to allow a qualifying SPE to hold a derivative instrument pertaining to beneficial interests that itself is a derivative financial instrument. Management does not expect the adoption of SFAS 155 to have a material effect on the Company’s results of operations or financial condition.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. The statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The statement also describes the manner in which it should be initially applied. Management does not expect the adoption of SFAS 156 to have a material effect on the Company’s results of operations or financial condition.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

3. CREDIT RISK

Financial instruments totaling $888,762 [2005 - $1,131,525] [2004 - $504,105] which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, certificate of deposit, accounts receivable. The Company maintains cash and cash equivalents with three financial institutions. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations.

Amounts owing from one customer comprise approximately 100% and 99% of accounts receivable at March 31, 2006 and 2005, respectively. Amounts owing from two major customers comprise approximately 69%, and 23%, respectively of accounts receivable at March 31, 2004.

4. MAJOR CUSTOMERS AND SUPPLIERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to one major customer comprised approximately 94% of revenues respectively in fiscal 2006 [2005 - one customer comprised 94%] [2004 - three customers comprised 36%, 26% and 11%] The Company purchases its primary component from two distributors accounting for 74% ad 13% of total purchases for fiscal 2006. Purchases from one distributor accounted for 92% of total purchases for fiscal 2005. Purchases from two distributors accounted for 19% and 14% of total purchases for fiscal 2004. During the year ended March 31, 2004, management increased the provision for doubtful accounts by $36,019, and recorded no discount in the provision, and accordingly, the provision for doubtful accounts receivable at March 31, 2005 is $-0-. The provision for doubtful accounts receivable at March 31, 2006 is $-0-.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

6. STATEMENT OF CASH FLOWS

The Company had non-cash operating and financing activities and made cash payments as follows:

	2006	2005	2004
	$	$	$
Non-cash financing activities:
Common stock issued on conversion of Series E and D preferred stock	3,217,566	1,268,002	1,073,730
Common stock issued on conversion of Series EE preferred stock	2,524,850	614,389	—
Shares issued for debt	—	—	200,000
Value assigned to 370,000 warrants granted in connection
with the issuance of the Series EE preferred stock	—	271,121	—
Value assigned to 445,913 restricted common shares issued to
vendors for services	—	—	181,763
Accrued dividends on Series D, E and EE preferred stock	161,695	225,588	185,298
Beneficial conversion feature on the issuance of Series E preferred stock	—	—	693,615
Beneficial conversion feature on the issuance of Series EE preferred stock	—	1,100,611	—
Deemed dividends on preferred repricing	1,999,951	—	—
Amortization of warrants	300,665	—	—
Impairment of deposit	603,750	—	—
Cash payments for interest were as follows:
Interest	272,835	384,040	9,198

7. PROPERTY AND EQUIPMENT

		Accumulated
		depreciation and	Net book
	Cost	amortization	value
	$	$	$
2006
Computer hardware and software	84,192	74,561	9,631
Furniture and equipment	26,499	26,499	—
Machinery and equipment	82,912	71,474	11,438
Leasehold improvements	174,960	174,960	—
Tooling	204,652	163,213	41,439
	573,215	510,707	62,508
2005
Computer hardware and software	84,192	70,729	13,463
Furniture and equipment	26,499	25,311	1,188
Machinery and equipment	82,912	65,884	17,028
Leasehold improvements	174,960	174,960	—
Tooling	204,652	110,329	94,323
	573,215	447,213	126,002

8. INTANGIBLE ASSETS

		Accumulated	Net book
	Cost	amortization	value
	$	$	$
2006
Website development costs	43,150	43,150	—
Patents and licenses	39,409	39,409	—
	82,559	82,559	—
2005
Website development costs	43,150	43,150	—
Patents	39,409	39,409	—
	82,559	82,559	—

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

9. PROMISSORY NOTES

	March 31, 2006	March 31, 2005
15% Unsecured Promissory Notes	$875,329	$896,730
12% Convertible Subordinated Promissory Notes	1,500,000	1,000,000
Accrued interest on notes	140,625	28,125
Less unamortized debt discount	(1,103,031)	(58,045)
Less current portion	(1,412,923)	(976,955)
Long term	$—	$889,855

15% Unsecured Promissory Note

On December 11, 2002, we issued a 15% Unsecured Promissory Note for cash proceeds of $750,000 from an unrelated corporation. On January 31, 2005, the 15% Unsecured Promissory Note was amended to extend the maturity date to September 30, 2006 when principal and interest will be payable. Accrued interest on the note at March 31, 2006 was $140,625. On January 31, 2005, we paid cash interest of $8,500 and issued to the noteholder a secondary 15% Unsecured Promissory Note for accrued interest of $150,000. The secondary 15% Unsecured Promissory Note will also mature on September 30, 2006. Principal and interest on the secondary 15% Unsecured Promissory Note is payable in monthly installments of $3,500 with the balance due at maturity.

12% Convertible Subordinated Promissory Notes

In June and July 2004, we sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005. The purchasers, in connection therewith, were granted warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.25 per share, exercisable until December 31, 2007. The estimated fair market value of these warrants at issuance was $232,186 and was recorded as a deferred financing charge related to the 12% Subordinated Promissory Notes as a cost of issuing the warrants charged to Additional Paid in Capital. The deferred financing charge was amortized as a debt discount over the original term of the 12% Subordinated Promissory Notes. On June 30, 2005, the 12% Subordinated Promissory Notes and warrants were modified by extending the maturity date from July 1, 2005 to December 31, 2005 and by reducing the purchase price of each warrant share purchasable under the warrant from $0.25 to $0.19. Due to the modification of these warrants, our company recorded additional debt discount of $120,062 on the 12% Subordinated Promissory Notes.

In October 2005, the 12% Subordinated Promissory Notes were modified by extending the maturity date to December 31, 2006 and to increase the maximum allowable note amount from $1,000,000 to $1,500,000 and all $500,000 of additional notes were sold. Noteholders acquiring 12% Subordinated Promissory Notes on or after October 26, 2005 are entitled to receive a royalty equal to (i) the principal of the 12% Subordinated Promissory Note purchased divided by (ii) $500,000 (or the aggregate principal of the additional 12% Subordinated Promissory Notes sold) (the “Additional Notes”) multiplied by (iii) Twenty Dollars ($20.00) for each entertainment device sold during the calendar years of 2006, 2007 and 2008. The outstanding 12% Subordinated Promissory Notes were also amended such that the principal amount was convertible at $0.19 per common share, subject to anti-dilution adjustments if our company makes certain issuances of stock at a lower price. On February 24, 2006, the conversion price on $1,500,000 of the 12% Subordinated Promissory Notes was adjusted from $0.19 per share to $0.08 per share. The exercise price of the warrants was further adjusted from $0.19 per share to $0.08. An additional debt discount of $1,225,590 was recorded to reflect the value of the reduced conversion price of the debt and the value of the warrants due to the new warrant exercise price and this amount is being amortized over the term of the notes.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

10. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For financial statement purposes, a change in valuation allowance of $2,570,000 [2005 - $2,118,000] has been recognized to offset certain deferred tax assets for which realization is uncertain. Significant components of the Company’s deferred tax liabilities and assets as of March 31 are as follows:

	2006	2005
	$	$
Deferred tax liabilities
State Taxes	570,000	550,000
Tax over book depreciation	60,000	40,000
Total deferred tax liabilities	630,000	590,000
Deferred tax assets
Net operating loss carryforwards	22,460,000	20,217,000
Allowances and other	460,000	93,000
Total deferred tax assets	22,920,000	20,310,000
Valuation allowance for deferred tax assets	(22,290,000)	(19,720,000)
Net deferred tax assets	630,000	590,000
Net deferred tax balance	—	—

There is no net provision for income taxes in 2006, 2005 and 2004 as the Company incurred losses in those years.

A reconciliation between federal statutory income tax rates and the effective tax rate of the Company at March 31 is as follows:

	Liability method
	2006	2005	2004
	%	%	%
U.S. federal statutory rate	35.0	35.0	35.0
U.S. federal net operating loss rate	(35.0)	(35.0)	(35.0)
Effective rate on operating loss	—	—	—

The Company has U.S. federal net operating loss carryforwards available at March 31, 2006 of approximately $55,250,000 [2005 - $53,300,000] which will begin to expire in 2006. The Company has state net operating loss carryforwards of $17,600,000 [2005 - $16,400,000] which will begin to expire in 2006. The difference between federal and state net operating loss carryforwards is due to certain percentage limitations of California loss carryforwards and to expired California carryforwards.

11. CAPITAL STOCK

Authorized capital

The authorized capital of the Company consists of 300,000,000 common shares with a par value of $.001 per share and 5,000,000 preferred shares with a par value of $10.00 per share.

Common stock

The issued common stock of the Company consisted of 200,431,000, 170,493,385 and 160,527,868 common shares as of March 31, 2006, 2005 and 2004, respectively.

Stock options

The Company maintains two stock option plans. The 1992 Stock Option Plan is a non-qualified stock option plan, which entitles certain directors and key employees to purchase common shares of the Company. A maximum of 10% of outstanding common shares are authorized for grant under the Plan. Options are granted at a price not less than fair market value at the date of grant, and are subject to approval of the Board of Directors. The 1994 Stock Option Plan entitles certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covered a maximum aggregate of 14,000,000 shares, as amended and approved by stockholders on July 25, 1996, January 5, 1998 and November 9, 2000. The 1994 Plan provides for the granting of options that either qualify for treatment as incentive stock options or non-statutory stock options. The 1994 Plan expired on August 18, 2004.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

During 2006, 7,190,000 [2005 - 3,380,000] options were granted at exercise prices ranging from $0.09 to $0.145 [2005 - $0.22 to $0.28] per share. Options granted during 2005 and 2004 were under the 1994 Stock Option Plan. The following table summarizes stock option transactions:

		Weighted average
	Shares	exercise price
	#	$
Outstanding March 31, 2003	3,943,250	1.0846
Fiscal 2004
Granted	3,412,000	0.1641
Canceled/expired	(2,193,747)	0.6377
Exercised	(1,019,838)	0.1494
Outstanding March 31, 2004	4,141,665	0.7993
Exercisable at March 31, 2004	3,086,990	0.9947
Fiscal 2005
Granted	3,380,000	0.2250
Canceled/expired	(835,000)	1.8738
Exercised	(30,000)	0.1550
Outstanding March 31, 2005	6,656,665	0.3721
Exercisable at March 31, 2005	3,608,506	0.5032
Fiscal 2006
Granted	7,190,000	0.3700
Canceled/expired	(2,774,999)	0.4900
Outstanding March 31, 2006	11,071,666	0.1885
Exercisable at March 31, 2006	5,405,199	0.2323

Weighted average fair value of options granted during the year		0.1885

The following table summarizes the number of options exercisable at March 31, 2006 and the weighted average exercise prices and remaining contractual lives of the options.

Range of exercise prices	Number outstanding at March 31, 2006	Number exercisable at March 31, 2006	Weighted Average exercise price	Weighted average remaining contractual life	Weighted average Exercise price of options exercisable at March 31, 2006
$	#	#	$	Years	$
$0.09 - $0.145	7,190,000	2,377,700	0.1335	4.9	0.1334
$0.155 - $0.55	3,756,666	2,902,499	0.2539	2.5	0.2637
$1.03 - $2.00	125,000	125,000	1.3840	4.0	1.3840

The options generally vest over a period of two to three years.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Share warrants

The Company has outstanding share warrants as of March 31, 2006, granted in connection with private placements and convertible notes payable, entitling the holders to purchase one common share for each warrant held as follows (subject to certain future antidilution price protection):

Number of Description	Common Shares	Exercise Price Per Share $	Expiration Date
Warrant	37,500	0.08	September 30, 2006
Warrant	1,600,000	0.08	June 30, 2007
Warrant (1)	3,070,000	0.08	November 30, 2007
Warrant	4,687,500	0.10	February 28, 2009
Warrant	4,687,500	0.09	July 31, 2008(2)
Total	14,082,500

(1)
In connection with the issuance of the Series EE preferred stock in November 2004, the Company issued warrants with an exercise price of $0.50. The Company utilized the Black-Scholes Method in valuing the warrants, and calculated the relative fair value of the equity and the warrants. The Company calculated the historical volatility over a 52 week period to be 81.03%, risk free rate of 3.02% with a term of 3 years and recorded $1,100,611 as the beneficial conversion feature for the equity and attached warrants for the year ended March 31, 2006.

(2)	The warrants expire on the earlier of July 31, 2008 or six months after an effective registration statement.

In February 2006, the Company issued 4,687,500 of A warrants and 4,687,500 of B warrants in connection with a restricted common stock sale aggregating $1,500,000.

A summary of the status of outstanding stock purchase warrants outstanding as of March 31, 2004, 2005 and 2006 and the changes during the years then ended is presented below:

	Number	Average Purchase Price
Shares purchasable under outstanding warrants at March 31, 2003	1,511,662	$0.184
Stock purchase warrants issued	2,568,499	$0.800
Stock purchase warrants exercised	(915,473)	$0.177
Stock purchase warrants expired	-	-
Shares purchasable under outstanding warrants at March 31, 2004	3,164,688	$0.683
Stock purchase warrants issued	6,070,000	$0.418
Stock purchase warrants exercised	(437,500)	$0.190
Stock purchase warrants expired	(1,712,333)	$0.600
Shares purchasable under outstanding warrants at March 31, 2005	7,084,855	$0.483
Stock purchase warrants issued	9,375,000	$0.095
Stock purchase warrants exercised	(1,475,000)	$0.080
Stock purchase warrants expired	(902,355)	$1.000
Shares purchasable under outstanding warrants at March 31, 2006	14,082,500	$0.090

12. REDEEMABLE AND NON-REDEEMABLE PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of $0.001 par value preferred stock in one or more series from time to time by action of the Board of Directors.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The following is a summary of the terms of the preferred stock series outstanding during the two fiscal years ended March 31, 2006 and 2005, respectively.

Preferred Series	Issuance Date	Aggregate Purchase Price	Number of Shares Authorized/Issued	Terms
12% Convertible Non-redeemable Series D stated value of $10 per share	December 2002	$2,050,000	205,000/205,000	Purchase price plus 12% accretion. Convertible at $0.08 per share subject to certain adjustments if the company issues shares less then $0.08 per share.

8% Convertible Redeemable Series E issued at $100 per share	November 2003	$1,277,000	15,000/12,770
Purchase price plus 8% accretion. Convertible at $0.45 per share for the first 90 days then lower of $0.45 and 85% of market, with a floor of $0.19 per share. Automatic conversion on November 19, 2005.All converted as of March 31, 2006.

8% Convertible Redeemable Series EE issued at $100 per share	November 2004	$1,850,000	20,000/18,500
Purchase price plus 8% accretion. Convertible at $0.25 for the first 90 days following original issuance date then lower of $0.25 and 85% of market, with a floor of $0.08 per share, as adjusted. Automatic conversion on or about November 30, 2006 subject to certain conditions.

On December 30, 2002, the Company issued 205,000 shares of 12% Series D non-redeemable convertible preferred stock (the “Series D stock”) with a stated value of $10 per share. The Series D stock was issued pursuant to a conversion agreement with all of the noteholders of the Company’s $1,000,000 SP Notes and $1,050,000 Unsecured Notes. The conversion price was reduced to $0.19 pursuant to anti-dilution protection given to the preferred stockholders triggered by the sale of $129,000 of shares of Common Stock in January 2003 and to $0.08 per share by the sale of $1,500,000 of common stock in February 2006. In connection with the repricing to $0.08, the Company recorded an additional deemed dividend of $1,522,400 to reflect the new beneficial conversion price.

On November 19, 2003, the Company issued 12,770 shares of 8% Series E Convertible Redeemable Preferred Stock (the “Series E Stock”) with a stated value of $100 per share for gross proceeds of $1,277,000. The Series E Stock was redeemable in certain instances at the Company’s option eighteen month upon the occurrence of certain triggering events including, without limitations, a lapse of a registration statement for ten non-consecutive trading days and certain other events. The redemption price upon such election following a triggering event was the greater of (a) 110% of the stated value or (b) the product of the number of preferred shares multiplied by the closing market price multiplied by the stated value per share divided by the then conversion price per share.

The Company also issued to the purchasers of the Series E Stock, Series A Warrants to purchase 1,712,333 shares of Common Stock at $0.60 per share exercisable until May 18, 2004 and Series B Warrants to purchase 856,166 shares of Common Stock at $1.00 per share exercisable until November 18, 2005. The Company utilized the Black Scholes Method in valuing the Series A and B Warrants, and calculated the relative fair value of the Series E Stock and Series A and B Warrants. The effective conversion price of the Series E Stock was then determined by the Company based on the relative fair value of the stock. Utilizing the calculated intrinsic value of the Series E Stock, the Company calculated a beneficial conversion charge in the amount of $693,615, which was recorded in the loss attributed to common shareholders in the accompanying financial statements for fiscal 2004. All Series E Stock was converted as of March 31, 2006.

In connection with the Series E Stock financings, the Company incurred as finder’s fee for $7,250 in cash and, in connection therewith, issued to such finder a 9,666 Series A and 4,833 Series B warrant with an aggregate fair market value of $2,755.

On November 30, 2004, the Company issued 18,500 shares of 8% Series EE Convertible Preferred Stock (the “Series EE Stock”) at a per share price of $100 for an aggregate amount of $1,850,000. The Series EE Stock is redeemable in certain instances at the Company’s option eighteen month upon the occurrence of certain triggering events including, without limitations, a lapse of a registration statement for ten non-consecutive trading days and certain other events. The redemption price upon such election following a triggering event is the greater of (a) 110% of the stated value or (b) the product of the number of preferred shares multiplied by the closing market price multiplied by the stated value per share divided by the then conversion price per share.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

The Company also issued to the Investors, warrants to purchase 3,700,000 shares of common stock at $0.50 per share until November 30, 2007. The Company utilized the Black Scholes Method in valuing the warrants, and calculated the relative fair value of the Series EE Stock and warrants. The effective conversion price of the Series EE Stock was then determined by the Company based on the relative fair value of the stock. The beneficial conversion feature was calculated, based on EITF 98-5 as modified by EITF 00-27, as a “convertible instrument containing fixed terms that change”. Utilizing the calculated intrinsic value of the Series EE Stock, the Company calculated a beneficial conversion charge in the amount of $1,100,611, which was recorded in the loss attributed to common stockholders in the accompanying financial statements. As a result of a reset of the conversion price of the Series EE Stock in February 2006 to $0.08 per common share, the Company recorded an additional deemed dividend of $1,522,400 to reflect the new beneficial conversion price.

The Company incurred placement agent fees of approximately $129,000 in cash and, in connection therewith, issued to such placement agent 370,000 warrants. The estimated fair market value of these warrants at issuance was $38,935 and has been recorded as offering cost related to the issuance of the Series EE Stock.

As of March 31, 2006, the Series D and EE Stock would have been convertible into 16,679,014 and 3,466,781 shares of Common Stock, respectively.

The following table summarizes values assigned as deemed dividends for the value of the warrants and the beneficial conversion feature on each preferred stock issuance during the last three fiscal years.

Preferred Series	Issuance Date	Number of Warrants	Warrant Exercise Price	Warrant Expiration Date	Value Assigned to Warrants	Value of Beneficial Conversion Discount
8% Series EE	November 2004	3,700,000	$0.50	November 2007	$389,364	$1,100,611
8% Series EE(1)	November 2004					$477,551
12% Series D(1)	December 2002					$1,522,400

(1) Additional values for deemed dividends associated with a reset of the conversion price from $0.19 per common share to $0.08 per common share.

13. COMMITMENTS AND CONTINGENCIES

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. As of March 31, 2006, the Company did not have any significant litigation outstanding, and management does not expect any matters to have a material impact on the Company’s liquidity or the financial statements taken as a whole. Subsequent to March 31, 2006 litigation was filed against the Company. See Note 14.

The Company depends on its contract manufacturer to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, the Company’s business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on the Company’s business. Production and pricing by each such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. The Company does not have supply agreements with component suppliers and, accordingly, it is dependent on the future ability of its manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect the Company’s ability to deliver products on a timely and competitive basis in the future.

Facility lease

On July 11, 1997, the Company entered into a three-year joint lease agreement with American Technology Corporation, for property located in San Diego, California. In September 2000, the Company amended the three-year lease to become an independent lessee and acquired an additional 1,500 square feet of improved research and development space. The amended lease agreement expires on July 31, 2003. From August 2002 until December 2003 the aggregate monthly lease payments was $16,606. In January 2004, the Company amended the lease to reduce the occupied office space to 7,500 square feet with an aggregate monthly lease payment of $9,290 inclusive of utilities and costs and expiring on July 31, 2006. In March 2006 the Company entered into a new sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

E.DIGITAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006

Office rent expense recorded by the Company for the year ended March 31, 2006, was $102,194 [2005 - $111,480] and [2004- $155,375].

The total operating lease obligations under the lease for office space is $381,484 of which the Company’s minimum commitment is as follows:

2007	$58,056
2008	71,061
2009	73,192
2010	75,388
2011	77,650
2012	26,137
$381,484

14. SUBSEQUENT EVENT

On May 12, 2006, the Company became aware of a complaint filed on May 4, 2006 against it and certain of officers and employees by digEcor, Inc., (“digEcor”) in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent the Company from selling or licensing certain digital rights management (DRM) technology “to any other party besides digEcor” and “from engaging in any competition with digEcor until after 2009.” digEcor is also seeking “actual damages” of $793,750 and “consequential damages...not less than an additional $1,000,000.” The Company believes this action is related to the purchase order placed in the normal course of business on November 11, 2005 for 1,250 digEplayers(TM) with contract manufacturer, Maycom Co., Ltd. (“Maycom”). Maycom was paid progress payments with final payments made in full for the order by the Company, and directly by digEcor, in March 2006. Maycom has failed to timely deliver the order resulting in this complaint.

The Company is unable to determine at this time the impact this complaint and matter may have on its financial position or results of operations if Maycom does not timely fulfill its obligation and the Company is unable to deliver product to digEcor in a timely manner. The Company has not recognized any revenue or costs related to products associated with this order. The Company intends to seek restitution from Maycom for any damages it may incur from this matter and the digEcor complaint though recovery is not assured. At March 31, 2006 the Company recorded an impairment charge of $603,750 to expense as cost of revenues the value of deposits made to Maycom that have become impaired as a result of Maycom’s nonperformance.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
e.Digital Corporation
San Diego, CA

Our audits of the consolidated financial statements referred to in our report dated June 28, 2006 (included elsewhere in this Annual Report on Form 10-K) also included the financial statement schedules of e.Digital Corporation (the “Company”), listed in Item 15(a) of this Form 10-K. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report covering the basic financial statements indicates that there is substantial doubt as to the Company’s ability to continue as a going concern, the outcome of which cannot presently be determined and that the financial statements do not include any adjustments, that might result from the outcome of this uncertainty.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, CA
June 28, 2006

e.Digital Corporation Schedule II - Valuation and Qualifying Accounts

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$174,255	—	174,255	—
Year ended March 31, 2004	$138,236	36,018	—	$174,255

RESERVE FOR OBSOLESCENCE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$4,600	—	4,600	—
Year ended March 31, 2004	$6,435	—	1,835	$4,600

WARRANTY RESERVE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2006	$15,789	—	—	$15,789
Year ended March 31, 2005	$15,789	—	—	$15,789
Year ended March 31, 2004	$53,451	—	37,662	$15,789

INDEX TO INTERIM UNAUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2006 and March 31, 2006	F-26

Consolidated Statements of Operations for the three and six months ended September 30, 2006 and 2005	F-27

Consolidated Statements of Cash Flows for the three and six months ended September 30, 2006 and 2005	F-28

Notes to Interim Consolidated Financial Statements	F-29

e.Digital Corporation and subsidiary

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2006	March 31, 2006
	(Unaudited)
	$	$
ASSETS
Current
Cash and cash equivalents	631,213	1,058,723
Accounts receivable, trade	256	2,670
Inventory	46,565	-
Deposits and prepaid expenses	59,007	31,667
Total current assets	737,041	1,093,060
Property and equipment, net of accumulated depreciation of
$621,078 and $593,266, respectively	34,696	62,508
Total assets	771,737	1,155,568
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current
Accounts payable, trade	517,937	261,196
Other accounts payable and accrued liabilities	45,773	107,145
Accrued lease liability	515,000	515,000
Accrued employee benefits	120,397	117,108
Dividends	450,634	402,305
Customer deposits	869,935	793,750
Convertible subordinated promissory notes, less $318,653 and $1,103,031 for debt
discount, respectively	981,347	396,969
Unsecured promissory notes	957,562	1,015,954
Total liabilities	4,458,585	3,609,427

Commitments and Contingencies
Stockholders' deficit
Preferred stock, $0.001 par value; 5,000,000 shares authorized
Series D Convertible Preferred stock 250,000 shares designated: 96,000 and 96,000 issued and outstanding, respectively. Liquidation preference
of $1,392,079 and $1,334,321, respectively	960,000	960,000
Series EE Convertible and Redeemable Preferred stock 20,000 shares designated:
1,250 and 2,500 issued and outstanding, respectively. Liquidation preference
of $143,944 and $277,342 respectively	125,000	250,000
Common stock, $0.001 par value, authorized 300,000,000,
215,602,563 and 200,431,000 shares outstanding, respectively	215,603	200,431
Additional paid-in capital	75,382,621	73,710,110
Dividends	(450,634)	(402,305)
Accumulated deficit	(79,919,438)	(77,172,095)
Total stockholders' deficit	(3,686,848)	(2,453,859)

Total liabilities and stockholders' deficit	771,737	1,155,568

See notes to interim consolidated financial statements.

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended		For the six months ended
	September 30,		September 30,
	2006	2005	2006	2005
		Restated		Restated
	$	$	$	$
Revenues:
Products	13,017	1,984,019	34,122	2,949,749
Services	-	6,120	-	38,599
	13,017	1,990,139	34,122	2,988,348

Cost of revenues:
Products	12,598	1,578,258	29,210	2,400,900
Services	-	-	-	4,875
	12,598	1,578,258	29,210	2,405,775

Gross profit	419	411,881	4,912	582,573

Operating expenses:
Selling and administrative	477,485	396,740	813,054	735,384
Research and related expenditures	401,640	288,323	754,249	650,244

Total operating expenses	879,125	685,064	1,567,303	1,385,628

Operating loss	(878,706)	(273,183)	(1,562,391)	(803,056)

Other income (expense):
Interest income	2,508	2,234	10,497	7,447
Interest expense	(498,555)	(111,676)	(945,965)	(232,992)
Warrant inducement expense	(230,709)	-	(230,709)	-
Other	-	-	(470)	(1,300)

Other income (expense)	(726,756)	(109,442)	(1,166,647)	(226,845)

Loss and comprehensive loss for the period	(1,605,462)	(382,625)	(2,729,038)	(1,029,901)
Accrued dividends on the Series D and EE Preferred stock	(32,926)	(42,585)	(66,634)	(85,685)

Loss attributable to common stockholders	(1,638,388)	(425,210)	(2,795,672)	(1,115,586)

Loss per common share - basic and diluted	(0.01)	(0.00)	(0.01)	(0.01)

Weighted average common shares outstanding	205,997,409	175,260,876	203,379,113	175,208,630

See notes to interim consolidated financial statements.

e.Digital Corporation and subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended
	September 30
	2006	2005
		Restated
	$	$
OPERATING ACTIVITIES
Loss for the period	(2,729,038)	(1,029,901)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	27,812	32,043
Accrued interest and accretion relating to secured promissory notes	56,250	56,250
Value assigned to inducement warrants	230,709	-
Amortization of interest on warrants issued in connection with the
12% convertible subordinated promissory notes	784,378	118,076
Stock-based compensation	104,968	-
Changes in assets and liabilities:
Accounts receivable, trade	2,414	31,016
Inventory	(46,565)	-
Prepaid expenses and other	(27,340)	427,433
Accounts payable, trade	256,742	85,998
Other accounts payable and accrued liabilities	(61,372)	78,057
Customer deposits	76,185	(666,610)
Accrued employee benefits	3,289	(15,937)
Deferred revenue	-	(16,668)
Cash (used in) operating activities	(1,321,568)	(900,244)

FINANCING ACTIVITIES
Payment on 15% Unsecured Note	(9,580)	(8,540)
Proceeds from exercise of warrants	903,638	-
Cash (used in) provided by financing activities	894,058	(8,540)
Net increase (decrease) in cash and cash equivalents	(427,510)	(908,784)
Cash and cash equivalents, beginning of period	1,058,723	1,289,253
Cash and cash equivalents, end of period	631,213	380,469

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest and debt expense	105,337	58,666
Supplemental schedule of noncash investing and financing activities:
Deemed dividends on Series D and EE preferred stock	66,634	85,685
Discount on 12% Convertible Subordinated Promissory Notes	-	120,062
Stock based compensation expense	104,968	-
Value assigned to inducement warrants	230,709	-
Common stock issued on conversion of preferred stock	143,305	905,823

See notes to interim consolidated financial statements.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

e.Digital Corporation is a holding company that operates through a wholly-owned California subsidiary of the same name and is incorporated under the laws of Delaware. The Company provides engineering services, product reference designs and technology platforms to customers focusing on the digital video/audio and player/recorder markets. The Company has innovated a proprietary secure digital video/audio technology platform ("DVAP") and produces the eVU™ mobile entertainment device for the travel and recreational industries. The Company also believes it has a potentially important portfolio of patents for licensing related to the use of flash memory in portable devices.

These unaudited consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. These interim consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments considered necessary for a fair statement of the Company's financial position at September 30, 2006, and the results of operations and cash flows for the periods presented, consisting only of normal and recurring adjustments. All significant intercompany transactions have been eliminated in consolidation. Operating results for the three and six months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2007. For further information, refer to the Company's consolidated financial statements and footnotes thereto for the year ended March 31, 2006 filed on Form 10-K.

The Company has incurred significant losses and negative cash flow from operations in each of the last three years and has an accumulated deficit of $79,919,438 at September 30, 2006. At September 30, 2006, the Company had a working capital deficiency of $3,768,109. Substantial portions of the losses are attributable to marketing costs for new technology and substantial expenditures on research and development of technologies. The Company's operating plans require additional funds that may take the form of debt or equity financings. There can be no assurance that any additional funds will be available. The Company's ability to continue as a going concern is in substantial doubt and is dependent upon achieving a profitable level of operations and obtaining additional financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) controlling overhead and expenses; (b) expanding sales and marketing to new business customers and new markets and (c) raising additional capital and/or obtaining financing.

There can be no assurance the Company can successfully accomplish these steps and it is uncertain it will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event the Company is unable to continue as a going concern, management may elect or be required to seek protection from creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated interim financial statements.

2. RECENT ACCOUNTING PRONOUNCEMENTS

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for our fiscal 2007. We are not yet in a position to determine what, if any, effects SAB No. 108 will have on our financial statements.

In June 2006, the EITF reached a consensus on EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”). EITF 06-3 provides that taxes imposed by a governmental authority on a revenue producing transaction between a seller and a customer should be shown in the income statement on either a gross or a net basis, based on the entity’s accounting policy, which should be disclosed pursuant to APB Opinion No. 22, “Disclosure of Accounting Policies.” If such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. EITF 06-3 will be effective beginning with our fourth quarter of current year fiscal 2007. We are currently evaluating the impact EITF 06-3 will have on the presentation of our financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) finalized Statement of Financial Accounting (“SFAS”) No. 123(R), "Share-Based Payment," which requires companies to measure and recognize compensation costs for all share-based payments (including stock options) at fair value, effective for interim or annual periods beginning after June 15, 2005. On April 15, 2005, the SEC announced a deferral of the effective date of SFAS No. 123(R) until the first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. Effective April 1, 2006, the Company adopted the provisions of SFAS No. 123(R) as discussed in Footnote 4, Stock-Based Compensation.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS No. 156). SFAS No. 156 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. SFAS No. 156 is effective for the first fiscal year beginning after September 15, 2006. The Company is evaluating the potential impact, if any, that the adoption of SFAS 156 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies to other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing this new standard to determine its effects, if any, on results of operations or financial position.

3. LOSS PER SHARE

Stock options, warrants and convertible preferred stock exercisable into 35,760,779 shares of common stock were outstanding as at September 30, 2006. These securities were not included in the computation of diluted loss per share because they are antidilutive, but they could potentially dilute earnings per share in future periods.

The loss attributable to common stockholders was increased during the six months ended September 30, 2006 and 2005 by accrued dividends of $66,634 and $85,685, respectively. The loss attributable to common stockholders was increased during the three months ended September 30, 2006 and 2005 by accrued dividends of $32,929 and $42,585, respectively.

4. STOCK -BASED COMPENSATION

The Company has adopted stock plans as summarized in Note 8 below. The Company adopted SFAS No. 123 (Revised 2004), “Share -Based Payment”, effective April 1, 2006. SFAS 123R requires the recognition of fair value of stock compensation as an expense in the calculation of net income. The Company recognizes stock compensation expense ratably over the vesting period of individual option grants. The Company has no awards with market or performance conditions. All stock compensation recorded during the period ended September 30, 2006 has been accounted for as an equity instrument. Prior to April 1, 2006 the Company followed the Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations for stock compensation.

The Company elected the modified prospective transition method for adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all stock-based awards granted or other awards granted that are subsequently reclassified into equity. The fair values of options issued in prior periods are not revised for comparative purposes and the financial statements of prior interim and fiscal periods do not reflect any restated amounts. The unrecognized expense of awards not yet vested as of April 1, 2006, the date of SFAS 123R adoption, is now being recognized as an expense in the calculation of net income using the same valuation method (Black-Scholes) and assumptions disclosed in the Company’s previous filings.

The Company’s employee stock options have various restrictions that reduce option value, including vesting provisions and restrictions on transfer, among others, and are often exercised prior to their contractual maturity. The Company plans to issue shares on each option exercise and has no plans to repurchase option shares. Under the provisions of SFAS 123R the Company recorded $48,531 and $104,968 of stock compensation expense in its unaudited Statement of Operations for the three and six months ended September 30, 2006, respectively. A total of $34,588 and $66,021 was included in selling and administrative costs and $13,943 and $38,947 was included in research and related expenditures for the three and six months ended September 30, 2006, respectively. A total of $47,237 and $103,674 for the three and six months ended September 30, 2006, respectively, of this expense relates to prior year awards vesting after April 1, 2006. For both the three and six months ended September 30, 2006, $1,294 relates to options granted after the adoption of SFAS 123R as there were no option grants in the first quarter. The weighted-average estimated fair value of unvested options was $0.07 at April 1, 2006 and the weighted-average estimated fair value of options granted during the three months ended September 30, 2006 (no options were granted in the first quarter) was $0.08 per share, using the Black-Scholes option pricing model with the following weighted average assumptions (annualized percentages):

Three Months Ended September 30, 2006
Volatility	93.0%
Risk-free interest rate	5.1%
Forfeiture rate	5.0%
Dividend yield	0.0%
Expected life in years	3.0

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the historical volatility of the common stock over the period commensurate with the expected life of the options. The expected life is based on observed and expected time to post-vesting exercise. The expected forfeiture rate is based upon past experience.

As the amount of share-based compensation expense recognized is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be approximately 5% in the second quarter of fiscal 2007 based on historical experience. Under the provisions of SFAS 123R, the Company will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2007, the Company accounted for forfeitures as they occurred.

Since the Company has a net operating loss carryforward as of September 30, 2006, no excess tax benefit for the tax deductions related to stock-based awards was recognized for the three and the six months ended September 30, 2006. Additionally, no incremental tax benefits were recognized from stock options exercised in the three and six months ended September 30, 2006 which would have resulted in a reclassification to reduce net cash provided by operating activities with an offsetting increase in net cash provided by financing activities.

As of September 30, 2006 total estimated compensation cost of options granted but not yet vested was approximately $247,000 and is expected to be recognized over the weighted average period of 1.4 years.

SFAS 123R requires the Company to present pro forma information for the comparative period prior to the adoption as if the Company had accounted for all employee stock options under the fair value method of the original SFAS 123. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation to the prior-year periods.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	Three Months Ended	Six Months Ended
	September 30, 2005	September 30, 2005
Net loss attributable to common shareholders	$(425,210)	$(1,115,586)
Plus: Stock-based employee compensation expense included in reported net loss	-	-
Less: Total stock-based employee compensation expense determined using fair value based method	39,440	77,147
Pro forma net loss attributable to common stockholders	$(464,650)	$(1,192,733)
Net loss per common share - basic and diluted - pro forma	($0.00)	($0.01)
Net loss per common share - basic and diluted - as reported	($0.00)	($0.01)

During the three and six months ended September 30, 2005, under APB 25, the Company estimated the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2005: dividend yield of zero percent for each period; expected volatility of 76 percent; risk-free interest rates of 3.02 percent; and expected life of 2.5 years.

The amortization of stock compensation under SFAS 123R for the period after its adoption, and under APB 25 or SFAS 123 (pro forma disclosure) for the period prior to the adoption of SFAS 123R was done in accordance with FASB Interpretation (“FIN”) No. 28.

5. OPTIONS AND WARRANTS

Options

The Company has stock options outstanding under two stock option plans. The 1994 Stock Option Plan entitled certain directors, key employees and consultants of the Company to purchase common shares of the Company. The 1994 Plan covered a maximum aggregate of 14,000,000 shares, as amended and expired on August 18, 2004. At September 30, 2006 there were options outstanding on 3,686,666 common shares pursuant to the 1994 Plan.

The 2005 Equity-Based Compensation Plan was approved by the stockholders on August 5, 2005 and covers a maximum of 10,000,000 common shares. The Company may grant incentive options, nonstatutory options, stock appreciation rights or restricted stock awards to employees, directors or consultants. At September 30, 2006 there were options outstanding on 7,340,000 common shares pursuant to the 2005 Plan with options on 2,660,000 shares available for future grant under the 2005 Plan.

The following table summarizes stock option activity for the period:

		Weighted average
	Shares	exercise price
	#	$
Outstanding March 31, 2006	11,071,666	0.1885
Granted	150,000	0.1450
Canceled/expired	(195,000)	0.7595
Exercised	-	-
Outstanding September 30, 2006	11,026,666	0.1778
Exercisable at September 30, 2006	6,123,330	0.2050

Options outstanding are exercisable at prices ranging from $0.09 to $1.03 and expire over the period from 2006 to 2011 with an average life of 3.6 years.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Subsequent to September 30, 2006, the Company granted four year options on up to 750,000 shares exercisable at $0.16 per share to an intellectual property consultant assisting in monetizing the Company’s patent portfolio. A total of 100,000 options vested at grant and the balance are performance based vesting only on the achievement of milestones including significant patent license fees.

Share warrants
The following table summarizes information about warrant activity during the period ended September 30, 2006:

	Shares	Weighted average exercise price
	#	$
Outstanding March 31, 2006	14,082,500	0.09
Warrants issued	2,331,572	0.15
Warrants canceled/expired	-	-
Warrants exercised	(10,880,250)	0.09
Outstanding September 30, 2006	5,533,822	0.11

In August and September 2006, as an inducement for early warrant exercise, the Company offered to holders of outstanding “A” and “B” Warrants a new warrant exercisable for 25% of the shares issued exercisable at $.15 per share through August 31, 2009 (“New Warrant”). A total of 9,218,750 warrants were exercised for cash proceeds of $786,719 and debt reduction of $89,062 and the Company issued 2,304,692 New Warrants.

In August and September 2006, as an inducement for early warrant exercise of Series EE Warrants, the Company offered holders a New Warrant equal to 12% of the shares issued upon exercise. A total of 224,000 warrants were exercised for cash proceeds of $17,920 and the Company issued 26,880 New Warrants.

The Company recorded a non-cash other expense in the statement of operations for $230,709 representing the fair value of the 2,331,572 New Warrants issued as an inducement for early exercise. Fair value was determine using the Black-Scholes option pricing model assuming no expected dividends, 120% volatility, expected life of 3 years and a risk-free interest rate of 4.85%.

During the period ended September 30, 2006 a total of 1,437,500 other warrants were exercised for cash proceeds of $99,000 and debt reduction of $16,000. No inducement was granted in connection with these warrant exercises.

The Company has outstanding share warrants as of September 30, 2006, granted in connection with private placements entitling the holders to purchase one common share for each warrant held as follows (subject to certain future antidilution price protection):

	Number of	Exercise Price
Description	Common Shares	Per Share $		Expiration Date
Warrant	200,000	0.08		June 30, 2007
Warrant	2,846,000	0.08		November 30, 2007
Warrant	78,125	0.10		February 28, 2009
Warrant	78,125	0.09		February 4, 2007
Warrant	2,331,572	0.15		August 31, 2009
Total	5,533,822	0.11	Average

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6. PROMISSORY NOTES

12% Convertible Subordinated Promissory Notes

In October 2005, the Company’s 12% Subordinated Promissory Notes were modified by extending the maturity date to December 31, 2006 and to increase the maximum allowable note amount from $1,000,000 to $1,500,000 and all $500,000 of additional notes were sold. Noteholders acquiring 12% Subordinated Promissory Notes on or after October 26, 2005 receive a royalty equal to (i) the principal of the 12% Subordinated Promissory Note purchased divided by (ii) $500,000 multiplied by (iii) Twenty Dollars ($20.00) for each eVU device sold during the calendar years of 2006, 2007 and 2008. The outstanding 12% Subordinated Promissory Notes were also amended such that the principal amount was convertible and on February 24, 2006 the conversion price was adjusted from $0.19 per share to $0.08 per share pursuant to an antidilution adjustment. A debt discount of $1,225,590 was recorded to reflect the value of the reduced conversion price of the debt and the value of repricing 2,000,000 warrants and is being amortized over the remaining term of the notes or accelerated on note conversion. At September 30, 2006 the unamortized debt discount was $318,653.

In September 2006, $200,000 of notes were converted into 2,500,000 common shares. The balances of $1.3 million of notes were convertible into 16,250,000 shares of common stock.

Unsecured Promissory Notes

At September 30, 2006 the Company had two 15% unsecured promissory notes outstanding as follows:

15% unsecured note, as amended effective June 30, 2006, principal and interest due at maturity on December 31, 2006	$750,000

15% unsecured note, as restated effective June 30, 2006, monthly payments of $5,000 due with the balance of principal and interest due at maturity on December 31, 2006 (1)	207,562
$957,562

(1)	In August 2006 a total of $105,062 of principal balance of this note was exchanged as the exercise price of warrants.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7. STOCKHOLDERS’ EQUITY

The following table summarizes stockholders’ equity transactions during the six-month period ended September 30, 2006:

	Preferred stock		Common stock		Additional		Accumulated
	Shares	Amounts	Shares	Amounts	Paid-in Capital	Dividends	Deficit
Balance, March 31, 2006	98,500	$1,210,000	200,431,000	$200,431	$73,710,110	$(402,305)	$(77,172,095)
Accrued dividends on Series D Preferred Stock	-	-	-	-	-	(57,758)	-
Accrued dividends on Series EE Preferred Stock	-	-	-	-	-	(8,876)	-
Non-cash stock based compensation	-	-	-	-	104,968	-	-
Conversion of Series EE Preferred Stock	(1,250)	125,000	1,791,313	1,791	141,514	18,305	(18,305)
Stock issued on exercise of warrants	-	-	10,880,250	10,881	997,820	-	-
Stock issued on conversion of debt	-	-	2,500,000	2,500	197,500	-	-
Value assigned to inducement warrants	-	-	-	-	230,709	-	-
Loss for the period	-	-	-	-	-	-	(2,729,038)
Balance, September 30, 2006	97,250	1,085,000	215,602,563	$215,603	$75,382,621	$(450,634)	$(79,919,438)

8. PREFERRED STOCK

Convertible Non-Redeemable Series D

On December 30, 2002, the Company issued 205,000 shares of 12% Series D non-redeemable convertible preferred stock (the "Series D Stock") with a stated value of $10 per share. Dividends of 12% per annum are payable, with certain exceptions, either in cash or in shares of common stock at the Company's election. The conversion price for each share of Series D Stock is $0.08 subject to certain adjustments if the Company issues shares at prices lower than $0.08. The Series D Stock shall be subject to automatic conversion on December 31, 2007. As of September 30, 2006 the 96,000 shares of the Series D Stock would have been convertible into 17,400,986 shares common stock. The Series D stock shall be subject to automatic conversion on December 31, 2007.

Subsequent to September 30, 2006 a total of 5,000 Series D shares were converted into 907,123 shares of common stock.

Convertible Redeemable Series EE

On November 30, 2004, the Company issued 18,500 shares of 8% Series EE Convertible Preferred Stock (the "Series EE Stock") at a per share price of $100 for an aggregate amount of $1,850,000. The Series EE Stock is redeemable in certain instances at the Company's option upon the occurrence of certain triggering events. Dividends of 8% per annum are payable, with certain exceptions, either in cash or in shares of common stock at the election of the company. The stated dollar amount of Series EE Stock is convertible into fully paid and nonassessable shares of common stock at a conversion price $0.08 per share, subject to certain adjustments if the Company issues shares at prices lower than $0.08. At September 30, 2006, the 1,250 shares of Series EE Stock was convertible into 1,799,313 shares of common stock. The Series EE Stock is subject to automatic conversion on or about November 30, 2006 subject to certain conditions.

9. LITIGATION

On May 12, 2006, the Company became aware of a complaint filed on May 4, 2006 against it and certain of officers and employees by digEcor, Inc., ("digEcor") in the Third Judicial District Court of Utah, County of Salt Lake. The complaint alleges breaches of contract, unjust enrichment, breaches of good faith and fair dealing, fraud, negligent misrepresentation, and interference with prospective economic relations. digEcor is seeking, among other things, an injunction to prevent the Company from selling or licensing certain digital rights management (DRM) technology "to any other party besides digEcor" and "from engaging in any competition with digEcor until after 2009." digEcor is also seeking "actual damages" of $793,750 and "consequential damages...not less than an additional $1,000,000.” The Company believes this action is related to a purchase order placed in the normal course of business on November 11, 2005 for 1,250 digEplayers with contract manufacturer, Maycom Co., Ltd. ("Maycom"). Maycom was paid progress payments with final payments made in full for the order by the Company, and directly by digEcor, in March 2006. Maycom’s failure to timely deliver the order resulted in this complaint.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In August 2006 the Company filed a motion seeking to amend its response and counterclaims including seeking an injunction against digEcor from manufacturing and selling their planned next generation player based on alleged improper use of the Company's confidential information.

In October 2006 the Company received delivery from Maycom of the delayed 1,250 unit order. The Company delivered these units to digEcor in November 2006. At this time the Company does not believe reversal of the impairment charge of $603,750 expensed to cost of revenues at the end of fiscal 2006 is appropriate as delivery has not yet been accepted by digEcor and accordingly this would be a gain contingency. The Company expects to recognize the revenue related to the units and reverse the impairment charge upon acceptance of the units by digEcor. Although this may not end the litigation, the Company believes the delivery of these units removes the potential obligation to refund customer deposits and reduces the likelihood of any other monetary damages.

The Company is unable to determine at this time the impact this complaint and matter may have on its financial position or results of operation. At September 30, 2006 the Company had not recognized any revenue or costs related to products associated with this order. The Company intends to seek restitution from Maycom for any damages it may incur from this matter and the digEcor complaint though recovery is not assured.

10. COMMITMENTS AND CONTINGENCIES

The Company depends on contract manufacturers to (i) allocate sufficient capacity to our manufacturing needs, (ii) produce acceptable quality products at agreed pricing and (iii) deliver on a timely basis. If a manufacturer is unable to satisfy these requirements, the Company's business, financial condition and operating results may be materially and adversely affected. Any failure in performance by either of these manufacturers for any reason could have a material adverse affect on the Company's business. Production and pricing by each such manufacturer is subject to the risk of price fluctuations and periodic shortages of components. The Company does not have supply agreements with component suppliers and, accordingly, it is dependent on the future ability of its manufacturers to purchase components. Failure or delay by suppliers in supplying necessary components could adversely affect the Company's ability to deliver products on a timely and competitive basis in the future.

In March 2006 the Company entered into a sixty-two month lease, commencing June 1, 2006, for approximately 4,800 square feet with an aggregate payment of $5,805 excluding utilities and costs. The aggregate payments adjust annually with maximum aggregate payments totaling $6,535 in the fifty-first through the sixty-second month.

11. MAJOR CUSTOMERS AND SUPPLIERS

The Company operates in one major line of business, the development, manufacture and marketing of electronic products. Sales to two customer comprised 76% and 16% of revenue for the six months ended September 30, 2006. Sales to one customer comprised 99% of revenue for the six months ended September 30, 2005.

E.DIGITAL CORPORATION AND SUBSIDIARY
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

12. INCOME TAX

At September 30, 2006, a 100% valuation allowance has been provided to offset the net deferred tax assets arising from available net operating loss carryforwards as management believes it is not more likely than not that the deferred tax asset will be realized.

The Company has U.S. federal net operating loss carryforwards available at March 31, 2006 of approximately $55,250,000 [2005 - $53,300,000] which will begin to expire in 2006. The Company has state net operating loss carryforwards of $17,600,000 [2005 - $16,400,000] which will begin to expire in 2006. The difference between federal and state net operating loss carryforwards is due to certain percentage limitations of California loss carryforwards and to expired California carryforwards.

13. SUBSEQUENT EVENTS

Subsequent to the September 30, 2006 the $1,300,000 balance of our 12% Subordinated Promissory Notes due December 31, 2006 (see Note 6) converted into 16,250,000 shares of common stock. One director converted $50,000 of the Subordinated Notes into 625,000 shares. At December 31, 2006 no such notes remained outstanding.

On December 12, 2006 we exchanged two short-term 15% Unsecured Promissory Notes due December 31, 2006 (see Note 6) with Davric Corporation for (i) a new 7.5% Convertible Subordinated Term Note, with principal and interest payable monthly, in the principal amount of $970,752 due November 30, 2009 and (ii) 500,000 shares of common stock representing consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes due December 31, 2006 were cancelled.

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Under the agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $8.5 million from time to time over a 25 month period. We have sold 4,166,666 shares of common stock to Fusion Capital under the agreement at a purchase price of $0.12 per share for total proceeds of $500,000. Under the terms of the common stock purchase agreement, Fusion Capital received a commitment fee consisting of 3,500,000 shares and an expense reimbursement of 200,000 shares of our common stock.

In January 2007 the Court ruled on certain matters related to the litigation described above in Note 9. In its ruling, the Court dismissed digEcor’s unjust enrichment, fraud, negligent misrepresentation, tortious interference and punitive damage claims. The Court further acknowledged the delivery of the 1,250-unit order and a partial settlement between the parties reducing digEcor’s claim for purchase-price or actual damages from $793,750 to $94,846 with such amount still being disputed by e.Digital. digEcor’s contract and damages claims remain in dispute, and the Court provided some interpretation of the contracts at issue in its ruling. The foregoing and other findings of the Court may be subject to appeal by either party. The Company believes it has substantive and multiple defenses and intends to vigorously challenge the remaining matters and pursue existing and possible additional counterclaims. Due to the uncertainties inherent in any litigation, however, there can be no assurance whether the Company will or will not prevail in its defense against digEcor’s remaining claims. The Company also is unable to determine at this time the impact this complaint and matter may have on its financial position or results of operations. The Company has an accrual of $80,000 as an estimate of the obligation related to the remaining general damage claim and intends to seek restitution from Maycom for any damages incurred but recovery from Maycom is not assured.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

Registration Fee	$422
Blue Sky Fees and Expenses	$2,000
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$10,000
Miscellaneous Expenses	$2,000
Total	$39,422

Item 14. Indemnification of Directors and Officers.

Article TENTH of the Certificate of Incorporation of the company provides:

“TENTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice.”

Our Bylaws provide that an officer, director, employee or agent is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We have directors and officers liability insurance. The insurance policy covers liability for claims made against directors and officers for their wrongful acts involving errors, misstatements, misleading statements or acts or omissions or neglect or breach of duty, while acting in their individual or collective capacities for any matter claimed against them solely by reason of their being directors or officers of our company. The coverage includes damages, judgment, settlements and costs of legal actions, claims or proceedings and appeals therefrom but does not include fines or penalties imposed by law for matters which may be deemed uninsurable under the law.

If Delaware law and California law are in conflict with regard to our power or obligation to indemnify, and the issue were to be contested in the Delaware and/or California, the legal outcome is unpredictable.

Item 15. Recent Sales of Unregistered Securities.

During the three years immediately preceding the date of the filing of this registration statement, the following securities were issued by e.Digital Corporation without registration under the Securities Act of 1933.

Private Placements.

In June and July 2004, we sold $1,000,000 of unsecured 12% Subordinated Promissory Notes due July 1, 2005 to a group of 12 accredited investors. The Company also issued to the purchasers of the 12% Subordinated Promissory Notes warrants to purchase 2,000,000 shares of common stock at $0.25 per share, exercisable until June 30, 2007. An additional $500,000 of 12% Subordinated Promissory Notes were sold in October 2005 through February 2006. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On or about November 30, 2004, we entered into a Convertible Preferred Stock Purchase Agreement dated as of November 30, 2004 with a group of institutional and accredited investors for the sale by our company to the Series EE investors of 18,500 shares of Series EE convertible preferred stock at a per share price of $100 for an aggregate amount of $1,850,000. The transaction was completed on November 30, 2004. Dividends of 8% per annum are payable, with certain exceptions, either in cash or in shares of common stock at our election. The Company also issued to the Series EE investors, warrants to purchase 3,700,000 shares of common stock at $0.50 per share until November 30, 2007. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On February 24, 2006, we entered into a Restricted Common Stock Purchase Agreement with a group of twenty-seven accredited investors pursuant to which we issued and sold 18,750,000 shares of our common stock at a purchase price of $0.08 per share, for an aggregate amount of $1,500,000. In connection with such financing, we also issued “A” warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.10 per share, that are exercisable until February 28, 2009, and “B” warrants to the investors to purchase 4,687,500 shares of common stock with an exercise price of $0.09 per share, that are exercisable until six months after this registration statement becomes effective. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

In August and September 2006, as an inducement for early warrant exercise of certain previously issued common stock purchase warrants, we offered existing warrant holders a new warrant exercisable for a stated percentage of the shares issued exercisable at $.15 per share through August 31, 2009. There was no modification to the terms or conditions of the outstanding warrant agreements. In connection with the above warrant exercises, the Company has issued new warrants for the purchase of an aggregate of 2,331,572 shares of common stock. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

At September 30, 2006 we had $1,300,000 of convertible 12% Subordinated Promissory Notes due December 31, 2006, as amended outstanding. Since September 30, 2006 we have issued 16,250,000 shares of common stock upon the voluntary conversion by nine holders of an aggregate of $1,300,000 principal amount of Subordinated Notes. One director converted $50,000 of the Subordinated Notes into 625,000 shares. At December 29, 2006 all convertible 12% Subordinated Promissory Notes due December 31, 2006 had been converted and are no longer an obligation of the Company. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D. A legend was placed on each of the stock certificates that were issued except for shares meeting the requirements of SEC Rule 144(k).

On December 12, 2006 our company and Davric Corporation completed an exchange of the 15% Unsecured Promissory Notes for (i) a new 7.5% Convertible Subordinated Term Note issued by us in the principal amount of $970,752 due November 30, 2009 and (ii) 500,000 shares of common stock. As a consequence of the exchange, the previously outstanding 15% Unsecured Promissory Notes were cancelled. The Exchange Shares were issued as consideration for extending the maturity date and reducing the interest rate from 15% to 7.5%. The foregoing securities were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

On January 2, 2007, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company. Pursuant to the Purchase Agreement, we have sold to Fusion Capital $500,000 of our common stock at a purchase price of $0.12 per share. We issued to Fusion Capital 200,000 shares of our common stock as an expense reimbursement and 3,500,000 shares of our common stock as a commitment fee for entering into the Purchase Agreement. The issuance of the 4,166,666 shares of common stock for the cash of $500,000, the issuance of the 200,000 expense reimbursement shares and the 3,500,000 commitment shares were issued and sold, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

Stock Options.

On or about August 4, 2005, we adopted the e.Digital Corporation 2005 Equity-Based Compensation Plan, pursuant to which we may award stock-based compensation grants to our employees, directors and consultants. On November 14, 2005 we granted options to purchase a total 1,500,000 shares at an exercise price equal to $0.09 per share. On March 30, 2006 we granted options to purchase a total 5,665,000 shares at an exercise price equal to $0.145 per share. The foregoing securities were issued to employees and directors, in private transactions, without general solicitation or advertising, in reliance upon the exemption from registration provided by either Section 4(2) of the Securities Act or Rule 506 of Regulation D.

Item 16(a). Exhibits.

The exhibits are listed in the Exhibit Index.

Item 16(b). Financial Statement Schedules.

Schedule II - Valuation and Qualifying Accounts

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$174,255	—	174,255	—
Year ended March 31, 2004	$138,236	36,018	—	$174,255
Year ended March 31, 2003	$73,899	64,938	601	$138,236

RESERVE FOR OBSOLESCENCE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2006	—	—	—	—
Year ended March 31, 2005	$4,600	—	4,600	—
Year ended March 31, 2004	$6,435	—	1,835	$4,600
Year ended March 31, 2003	$55,965	698,594	748,124	$6,435

WARRANTY RESERVE

Description	Balance at beginning of period	Charged to cost and expense	Deductions	Balance at end of period
Year ended March 31, 2006	$15,789	—	—	$15,789
Year ended March 31, 2005	$15,789	—	—	$15,789
Year ended March 31, 2004	$53,451	—	37,662	$15,789
Year ended March 31, 2003	$47,570	5,881	—	$53,451

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on January 29, 2007.

e.Digital Corporation

By:	/s/ William Blakeley
William Blakeley, President, Chief Technical Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby appoints Alex Diaz and Robert Putnam, and each of them, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Alex Diaz	Chairman of the Board and Director	January 29, 2007
Alex Diaz

/s/ William Blakeley	President, Chief Technical Officer	January 29, 2007
William Blakeley	(Principal Executive Officer)

/s/ Robert Putnam	Interim Chief Accounting Officer, Senior	January 29, 2007
Robert Putnam	Vice President and Director (Principal
Financial and Accounting Officer)

/s/Allen Cocumelli	Director	January 29, 2007
Allen Cocumelli

/s/ Renee Warden	Director	January 29, 2007
Renee Warden

EXHIBIT INDEX

Exhibit
Number	Sequential Description

2.1
Share Exchange Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.1.1
Amendment of Agreement among the Company, Norcom Communications Corporation, and American Technology Corporation, dated for reference March 23, 1988 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.2
Plan and Agreement of Reorganization among the Company, American Surface Mounted Devices, Inc. and ASMD, Inc., dated August 11, 1989 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.3
Plan and Agreement of Reorganization among the Company, Sage Microsystems, Inc., and Sage Micro, Inc., dated November 7, 1991 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.4
Plan and Agreement of Reorganization among the Company, C.A.D. Co. Engineering, Inc. and CADCO Design Group, Inc., dated June 1, 1992 and filed as an Exhibit to the Company’s Registration Statement on Form 10, as amended.

2.5
Plan and Agreement of Reorganization between American Surface Mounted Devices, Inc. and Comp General Corporation, Inc., dated March 31 1995 and filed previously as an Exhibit to Registration Statement No. 33-92978.

2.6	Plan of Reorganization and Agreement of Merger, dated July 1996 and filed as Exhibit A to the Company’s July 3, 1996 Proxy Statement.

3.1	Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company’s July 3, 1996 Proxy Statement.

3.1.1
Certificate of Amendment of Certificate of Incorporation of Norris Communications, Inc. filed with the State of Delaware on January 14, 1998 and filed as Exhibit 3.1.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

3.1.2
Certificate of Amendment of Certificate of Incorporation of Norris Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

3.2	Bylaws of the Company, filed as Exhibit C to the Company’s July 3, 1996 Proxy Statement.

3.3
Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock filed with the State of Delaware on September 19, 1997 and filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K dated October 3, 1997.

3.4
Certificate of Designation of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock filed with the State of Delaware on June 24, 1999, and filed as Exhibit 3.4 to the Company’s Annual Report on Form 10-KSB dated March 31, 1999.

3.5
Certificate of Designation of Preferences, Rights and Limitations of Series C Redeemable Convertible Preferred Stock filed with the State of Delaware on October 4, 2000 and filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-3 dated November 3, 2000.

3.6
Certificate of Designation of Preferences, Rights and Limitations of Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company’s Current Report on Form 8-K dated December 30, 2002.

3.7
Certificate of Designation of Preferences, Rights and Limitations of Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 21, 2003.

3.8
Certificate of Designation of Preferences, Rights and Limitations of Series EE preferred stock filed with the State of Delaware on November 19, 2004 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 19, 2004.

4.1	Certificate of Incorporation of Norris Communications, Inc. (as amended through May 28, 1996) and filed as Exhibit B to the Company’s July 3, 1996 Proxy Statement.

4.1.1
Certificate of Amendment of Certificate of Incorporation of Norris Communications, Inc. filed with the State of Delaware on January 14, 1998 and filed as Exhibit 3.1.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

4.1.2
Certificate of Amendment of Certificate of Incorporation of Norris Communications Inc. filed with the State of Delaware on January 13, 1999 and filed as Exhibit 3.1.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

4.1.3
Certificate of Designation of Preferences, Rights and Limitations of Series D preferred stock filed with the State of Delaware on December 23, 2002 and filed as Exhibit 3.6 to the Company’s Current Report on Form 8-K dated December 30, 2002.

4.1.4
Certificate of Designation of Preferences, Rights and Limitations of Series E preferred stock filed with the State of Delaware on November 19, 2003 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 21, 2003.

4.1.5
Certificate of Designation of Preferences, Rights and Limitations of Series EE preferred stock filed with the State of Delaware on November 19, 2004 and filed as Exhibit 3.7 to the Company’s Current Report on Form 8-K dated November 19, 2004.

4.2	Bylaws of the Company, filed as Exhibit C to the Company’s July 3, 1996 Proxy Statement.

5.1	Opinion of McConnell, Dunning & Barwick LLP.*

10.1
Lease Agreement between the Company and LBA Industrial Fund - Holding Co. II, Inc. and Innsbruck Holdings, L.P. dated March 3, 2006 and filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

10.2
Common Stock Purchase Agreement between the Company and Fusion Capital Fund II, LLC dated as of January 2, 2007 and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 8, 2007.

10.3
Registration Rights Agreement between the Company and Fusion Capital Fund II, LLC dated as of January 2, 2007 and filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 8, 2007.

21.1	List of subsidiaries, filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

23.1	Consent of McConnell, Dunning & Barwick LLP, included in Exhibit 5.1.*

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm.*

24.1	Power of Attorney, included on signature page.*

* Except as otherwise indicated above, each exhibit marked with an asterisk is filed concurrently herewith. Each exhibit not marked with an asterisk is incorporated by reference to an exhibit previously filed by the Company as indicated above